Prospectus
Filed Pursuant to Rule 424(b)(3)
File No. 333-196598

TEXTMUNICATION HOLDINGS, INC.

PROSPECTUS

10,000,000 UNITS

22,349,305 COMMON SHARES

We are offering up to 10,000,000 Units in a direct offering (the “Primary Offering”). Each Unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $0.25 per share. The warrants expire on December 31, 2017. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately, but will be purchased together in this Offering. The Units will be offered at a fixed price of $0.10 per Unit for the duration of the Primary Offering, even if our stock price in the market reflects differently. There is no minimum number of Units that must be sold by us for the Primary Offering to proceed and there is no assurance that we will sell any Units under the Primary Offering. We will retain the proceeds from the sale of any of the offered Units. The Units to be sold by us will be sold on our behalf by our President, Wais Asefi, on a best efforts basis. Mr. Asefi will not receive any commission on proceeds from the sale of our common shares on our behalf. See “Plan of Distribution and Determination of Offering Price.”

The selling security holders named in this prospectus are offering 22,349,305 common shares (the “Secondary Offering”), which includes 750,000 shares of common stock, 20,349,305 shares of common stock underlying convertible promissory notes and 1,250,000 shares of common stock underlying warrants, all discussed elsewhere in this Prospectus. We will not receive any proceeds from the sale of shares being sold by selling security holders. We may receive the proceeds from the warrants if exercised.

The prices at which the selling security holders may sell their shares will be at a fixed price of $0.10 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board sponsored by FINRA or OTCQB operated by OTC Markets Group, Inc. Although we intend to apply for quotation of our common stock on the OTC Bulletin Board or OTCQB through a market maker, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board or OTCQB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The selling security holders may resell their shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. In addition, the selling security holders and any broker-dealers who execute sales for the selling security holders may be deemed to be an “underwriter” in connection with such sales. The selling security holders named in this prospectus will bear the costs of all commission or discounts, if any, attributable to the sale of their shares. We are bearing the costs, expenses and fees associated with the registration of the common shares in this prospectus. See “Plan of Distribution and Determination of Offering Price.”

The Primary Offering and the Secondary Offering will terminate nine months after this registration statement is declared effective by the SEC. We plan to continue to update the registration statement and prospectus for the exercise of the warrants that comprise the Units even after the Offering of the Units has terminated. We do not have any arrangements to place any proceeds of the offering in escrow, trust or any other similar account.

Our common stock is quoted on the OTCPinks operated by OTC Markets Group, Inc. under the symbol “TXHD.” On August 11, 2014, the last reported sale price of our common stock as reported on the OTCPinks was $0.20 per share. There is not an active trading market for our stock. Although we intend to apply for quotation of our common shares on the OTC Bulletin Board or OTCQB, active trading of our common shares may never materialize.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). See "Description of Business” and “Risk Factors.”

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus titled “Risk Factors” on page 4 before buying any common shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is dated October 14, 2014

TEXTMUNICATION HOLDINGS, INC.

PROSPECTUS

1

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “TXHD” refers to Textmunication Holdings, Inc. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our common shares.

About Us

We were formed in October 1984 in the State of Georgia as Brock Control Systems. Founded by Richard T. Brock, we were in the sales automation market and an early developer of enterprise customer management systems. We went public at the end of March of 1993. In February of 1996, we changed our name to Brock International Inc., and in March of 1998, we again changed our name to Firstwave Technologies, Inc.

In 2007, we deregistered our common stock in order to avoid the expenses of being a public company. The company reported briefly on the OTC Disclosure & News Service in 2008 but not for long. We again changed our name to FSTWV, Inc.

On October 28, 2013, we held a shareholder meeting to reincorporate our company in the State of Nevada and concurrently change our name to Textmunication Holdings, Inc. We also voted to approve a 1 for 5 reverse split of our outstanding common stock.

Following our shareholder meeting, on November 16, 2013, we entered into a Share Exchange Agreement (SEA) with Textmunication, Inc. a California corporation and Wais Asefi (its sole shareholder), whereby we issued 65,640,207 new shares of common stock in exchange for 100% of the issued and outstanding shares of Textmunication, Inc. and simultaneously the major shareholder of the company retired 1,128,041 post reverse shares (pre-split: 5,640,207) of our common stock to the company’s treasury. As a result of the SEA, we acquired Textmunication, Inc. and have assumed its business operations. We are now in the mobile marketing business.

Our principal executive office is located at 1940 Contra Costa Blvd. Pleasant Hill, CA 94523 and our telephone number is (925)-777-2111.

Overview of Our Business

We are engaged in the mobile marketing and loyalty space industry, providing cutting-edge mobile marketing solutions, rewards and loyalty to our clients. With a powerful yet intuitive suite of services, clients are able to reach more customers faster and reward them for repeat business. We help clients reach their marketing and revenue goals by educating clients with the most effective tools in mobile marketing, rewards, paperless redemption and loyalty.

For the past 4 years, we have grown to over 800 clients in the United States, Canada and Mexico. Our goal is to achieve 15,000 clients by the fourth quarter of 2014. We hope to achieve this by expanding our focus to include more restaurants, retailers, entertainment venues and partnership opportunities, which already have a relationship with our target market to help both monetize and deliver ROI to joint clients.

2

The Offering

Common Shares Offered by Us:	10,000,000 Units at a fixed price of $0.10 per Unit. Each Unit consists of one share of Common Stock and a warrant to purchase one share of Common Stock. The warrant may be exercised into one share of Common Stock at an exercise price of $0.25 per share and expires on December 31, 2017

Common Shares Offered by the Selling Security Holders:	22,349,305 common shares at a fixed price of $0.10 per share. We intend to apply to the OTC Bulletin Board or OTCQB, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Common Shares To Be Sold in This Offering:	None.

Number of Shares Outstanding Before the Offering:	67,082,167 common shares are issued and outstanding as of the date of this prospectus.

Use of Proceeds:	Any proceeds that we receive from this offering will be used by us to pay for the expenses of this offering and as general working capital.

Summary Financial Information

Balance Sheet Data	As of December 31, 2013	As of June 30, 2014
Cash	$1,416	$6,627
Total Assets	$9,295	$17,147
Liabilities	$167,869	$274,443
Total Stockholders’ Equity (Deficit)	$(158,574)	$(255,227)

Statement of Operations	For the year ended December 31, 2013	For the year ended December 31, 2012	For the Six Months Ended June 30, 2014	For the Six Months ended June 30, 2013	For the Three Months Ended June 30, 2014	For the Three Months ended June 30, 2013
Revenue	$339,533	$246,224	$182,307	$186,958	$72,439	$76,464
Income (Loss) for the Period	$(111,947)	$(25,460)	$(126,465)	$8,312	$(55,622)	$(4,661)

3

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common shares. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common shares, if we publicly trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Financial Condition

If we do not obtain additional financing, our business expansion plans will be delayed and we may not achieve profitable operations.

We may not realize sufficient proceeds from this Offering to further business development, or to provide adequate cash flow for planned business activities. At June 30, 2014 we had cash on hand of $6,627 and accumulated a deficit of $292,594. We currently have $594 cash on hand. Our monthly expenses have historically been approximately $18,000 and we have had sufficient revenues to cover those expenses in the past. The added costs of going public have resulted in a monthly burn rate of approximately $10,600 in recent months. Thus, even though our revenues fund most of our operating expenses, we have taken on small loans to help bridge the gap with the onset of accounting and professional fees in connection with going public. We have raised approximately $160,000 in small loans since September 2013. There is no guarantee that these small loans will be available to us in the future. We expect that we will not be able to continue operations beyond 6 months with our current available capital resources, which presently consist of $594 in cash and our monthly revenues, without obtaining additional funding or generating more revenues. We will need at a minimum $100,000 in capital to fund operations in the next 12 months.

We plan to ramp up operations to generate additional revenues beyond our existing revenues but this will require additional funding. We anticipate that additional funding will be needed for general administrative expenses, business development, marketing costs and support materials. We hope to raise $1,000,000 in this Offering to conduct such activities in the next twelve months.

We do not currently have any arrangements for financing and our obtaining additional financing will be subject to a number of factors, including general market conditions, investor acceptance of our plan of operations and initial results from our business operations. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. Failure to raise additional financing will cause us to go out of business. If this happens, you could lose all or part of your investment.

If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

We have a limited operating history and may never be able to carry out our plan of operations or achieve any significant revenues or profitability. At this stage of our business, even with our good faith efforts, potential investors have a high probability of losing their entire investment.

We are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small emerging growth company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to fully meet our expenses and totally support our anticipated activities. Any profitability in the future from our business will be dependent upon the successful development, marketing and sales of our mobile marketing systems and future products. Accordingly, we may not be able to successfully carry out our plan of operations and any investor may lose their entire investment.

There is substantial doubt about our ability to continue as a going concern.

At June 30, 2014, we have a working capital deficit of $239,607 and an accumulated deficit of $292,594 since inception to June 30, 2014. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our ability to generate future revenues will depend on a number of factors, many of which are beyond our control. These factors include general economic conditions, market acceptance of our mobile marketing systems, proposed products and competitive efforts. Due to these factors, we cannot anticipate with any degree of certainty what our revenues will be in future periods. As such, our independent registered public accountants have expressed substantial doubt about our ability to continue as a going concern. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. You should consider our independent registered public accountant’s comments when determining if an investment our company is suitable.

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Risks Related To Our Business

We operate in an immature industry and have a relatively new business model, which makes it difficult to evaluate our business and prospects.

We derive nearly all of our revenue from the sale of marketing services, which is an immature industry that has undergone rapid and dramatic changes in its short history. The industry in which we operate is characterized by rapidly changing technology, evolving industry standards, and changing user and client demands. Our business model is also evolving and is distinct from many other companies in our industry, and it may not be successful. As a result of these factors, the future revenue and income potential of our business is uncertain. Any evaluation of our business and our prospects must be considered in light of these factors and the risks and uncertainties often encountered by companies in an immature industry with an evolving business model such as ours. Some of these risks and uncertainties relate to our ability to:

●	maintain and expand client relationships;
●	sustain and increase the number of customers on behalf of our clients marketing plans;
●	manage our expanding operations and implement and improve our operational, financial and management controls;
●	raise capital at attractive costs, or at all;
●	successfully expand our footprint with existing clients and enter new client arrangments;
●	respond effectively to competition and potential negative effects of competition on profit margins;
●	attract and retain qualified management, employees and independent service providers;
●	successfully introduce new processes and technologies and upgrade our existing technologies and services; and
●	respond to government regulations relating to the Internet, marketing in our client verticals, personal data protection, email, software technologies and other aspects of our business.

If we are unable to address these risks, our business, results of operations and prospects could suffer.

Our operating results may fluctuate and our future revenues and profitability are uncertain.

Our operating results have varied in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include the following:

●	current global economic and financial conditions as well as their impact on e-commerce, financial services, and the communications and Internet industries;
●	our success in direct marketing and promotional campaigns;
●	any changes to the scope and success of marketing efforts by third-parties;
●	market acceptance of our services by our new customers;
●	customer renewal rates and turnover of customers of our services,
●	continued development of our distribution channels for our products and services;
●	the impact of price changes in our products and services or our competitors' products and services;
●	the impact of decisions by distributors to offer competing or replacement products or modify or cease their marketing practices;
●	the availability of alternatives to our products;
●	seasonal fluctuations in business activity;
●	changes in marketing expenses related to promoting and distributing our services
●	potential attacks, including hacktivism, by nefarious actors, which could threaten the perceived reliability of our products and services;
●	changes in policies regarding Internet administration imposed by governments or governmental authorities outside the U.S.;
●	potential disruptions in regional registration behaviors due to catastrophic natural events or armed conflict; and
●	changes in the level of spending for information technology-related products and services by our customers.

5

Our operating expenses may increase. If an increase in our expenses is not accompanied by a corresponding increase in our revenues, our operating results will suffer, particularly as revenues from some of our services are recognized ratably over the term of the service, rather than immediately when the customer pays for them, unlike our sales and marketing expenditures, which are expensed in full when incurred. From our inception through June 30, 2014 we experienced a net loss of $292,594 from our business operations.

Due to all of the above factors, our revenues and operating results are difficult to forecast. Therefore, we believe that period-to-period comparisons of our operating results will not necessarily be meaningful, and you should not rely upon them as an indication of future performance. Also, operating results may fall below our expectations and the expectations of securities analysts or investors in one or more future periods. If this were to occur, the market price of our common stock would likely decline.

The online and mobile marketing industry is highly competitive with many diverse competitors.

Many of our competitors are better funded than we are. The technology we rely on to generate revenue is changing rapidly and we may not be able to keep up with the technological developments. We do not hold patents or have any protectable intellectual property at this time that will prevent other competitors from developing our identical products and services and thereby controlling the market share of our industry.

If we do not effectively manage our growth, our operating performance will suffer and we may lose clients.

We hope to experience, and to a certain extent have experienced, rapid growth in our operations, and we expect to experience further growth in our business, both through acquisitions and internally. This growth has placed, and will continue to place, significant demands on our management and our operational and financial infrastructure. In particular, continued rapid growth and acquisitions may make it more difficult for us to accomplish the following:

●	Successfully scale our technology to accommodate a larger business and integrate acquisitions;
●	maintain our standing with key vendors, including Internet search companies and third-party website publishers;
●	maintain our client service standards; and
●	develop and improve our operational, financial and management controls and maintain adequate reporting systems and procedures.

In addition, our personnel, systems, procedures and controls may be inadequate to support our future operations. The improvements required to manage our growth will require us to make significant expenditures, expand, train and manage our employee base and allocate valuable management resources. If we fail to effectively manage our growth, our operating performance will suffer and we may lose clients, key vendors and key personnel.

We cannot assure you that our growth strategy will be successful which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

One of our strategies is to expand our client base through marketing and client acquisition programs. We cannot assure you that we will be able to successfully grow our client base to a level that is needed to sustain ourselves and become profitable. Our inability to implement this growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

Poor perception of our business or industry as a result of the actions of third parties could harm our reputation and adversely affect our business, financial condition and results of operations.

Our business is dependent on attracting a large number of visitors to our clients’ websites and providing leads and clicks to our clients, which depends in part on our reputation within the industry and with our clients. There are companies within our industry that regularly engage in activities that our clients’ customers may view as unlawful or inappropriate. These activities, such as spyware or deceptive promotions, by third parties may be seen by clients as characteristic of participants in our industry and, therefore, may have an adverse effect on the reputation of all participants in our industry, including us. Any damage to our reputation, including from publicity from legal proceedings against us or companies that work within our industry, governmental proceedings, consumer class action litigation, or the disclosure of information security breaches or private information misuse, could adversely affect our business, financial condition and results of operations.

6

If we fail to compete effectively against other online and mobile marketing companies and other competitors, we could lose clients and our revenue may decline.

The market for online and mobile marketing is intensely competitive. We expect this competition to continue to increase in the future. We perceive only limited barriers to entry to the online marketing industry. We plan to compete both for clients and for limited high quality advertising inventory. We also plan to compete for clients on the basis of a number of factors, including return on marketing expenditures, price, and client service.

We plan to compete with Internet and traditional media companies for a share of clients’ overall marketing budgets, including:

●	online or mobile marketing or media services providers;
●	offline and online advertising agencies;
●	major Internet portals and search engine companies with advertising networks such as Google, Yahoo!, MSN, and AOL;
●	other online marketing service providers, including online affiliate advertising networks and industry-specific portals or lead generation companies;
●	website publishers with their own sales forces that sell their online marketing services directly to clients;
●	in-house marketing groups at current or potential clients;
●	offline direct marketing agencies; and
●	television, radio and print companies.

As a result, we may not be able to compete successfully. Competition from other marketing service providers’ on- and offline offerings could affect both volume and price, and thus revenue. If we fail to deliver results that are superior to those that other online marketing service providers achieve, we could lose clients and our revenue may decline.

If the market for online marketing services fails to continue to develop, our future growth may be limited and our revenue may decrease.

The online and mobile marketing services market is relatively new and rapidly evolving, and it uses different measurements than traditional media to gauge its effectiveness. Some of our current or potential clients have little or no experience using the Internet for advertising and marketing purposes and have allocated only limited portions of their advertising and marketing budgets to the Internet. The adoption of Internet and mobile advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and evaluating new advertising and marketing technologies and services. In particular, we are dependent on our clients’ adoption of new metrics to measure the success of online marketing campaigns. We may also experience resistance from traditional advertising agencies who may be advising our clients. We cannot assure you that the market for online marketing services will continue to grow. If the market for online marketing services fails to continue to develop or develops more slowly than we anticipate, our ability to grow our business may be limited and our revenue may decrease.

Unauthorized access to or accidental disclosure of consumer personally-identifiable information that we collect may cause us to incur significant expenses and may negatively affect our credibility and business.

There is growing concern over the security of personal information transmitted over the Internet, consumer identity theft and user privacy. Despite our implementation of security measures, our computer systems may be susceptible to electronic or physical computer break-ins, viruses and other disruptions and security breaches. Any perceived or actual unauthorized disclosure of personally-identifiable information regarding website visitors, whether through breach of our network by an unauthorized party, employee theft, misuse or error or otherwise, could harm our reputation, impair our ability to attract website visitors and attract and retain our clients, or subject us to claims or litigation arising from damages suffered by consumers, and thereby harm our business and operating results. In addition, we could incur significant costs in complying with the multitude of state, federal and foreign laws regarding the unauthorized disclosure of personal information.

7

If we fail to keep pace with rapidly-changing technologies and industry standards, we could lose clients or advertising inventory and our results of operations may suffer.

The business lines in which we currently compete are characterized by rapidly changing Internet and mobile marketing standards, changing technologies, frequent new product and service introductions, and changing user and client demands. The introduction of new technologies and services embodying new technologies and the emergence of new industry standards and practices could render our existing technologies and services obsolete and unmarketable or require unanticipated investments in technology. Our future success will depend in part on our ability to adapt to these rapidly-changing Internet and mobile media formats and other technologies. We will need to enhance our existing technologies and services and develop and introduce new technologies and services to address our clients’ changing demands. If we fail to adapt successfully to such developments or timely introduce new technologies and services, we could lose clients, our expenses could increase and we could lose advertising inventory.

Limitations on our ability to collect and use data derived from user activities could significantly diminish the value of our services and cause us to lose clients and revenue.

When a user visits our clients’ websites, we use technologies, including “cookies”, to collect information such as the user’s Internet Protocol, or IP, address, offerings delivered by us that have been previously viewed by the user and responses by the user to those offerings. In order to determine the effectiveness of a marketing campaign and to determine how to modify the campaign, we need to access and analyze this information. The use of cookies has been the subject of regulatory scrutiny and litigation and users are able to block or delete cookies from their browser. Periodically, certain of our clients and publishers seek to prohibit or limit our collection or use of this data. Interruptions, failures or defects in our data collection systems, as well as privacy concerns regarding the collection of user data, could also limit our ability to analyze data from our clients’ marketing campaigns. This risk is heightened when we deliver marketing services to clients in the financial and medical services client verticals. If our access to data is limited in the future, we may be unable to provide effective technologies and services to clients and we may lose clients and revenue.

We are exposed to the credit risk of our customers, which could result in material losses and negatively impact our operating results.

Most of our sales are on an open credit basis, with typical payment terms of net 30 days. If any of our customers becomes insolvent or suffers a deterioration in its financial or business condition and is unable to pay for our services, our results of operations could be harmed.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the Jumpstart Our Business Startups Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves to this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

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Risks Related to Our Management and Control Persons

Because Wais Asefi currently owns 93% of our outstanding Common Stock, investors may find that corporate decisions influenced by Mr. Asefi are inconsistent with the best interests of other stockholders.

Mr. Asefi currently owns 93% of the outstanding shares of our Common Stock. Accordingly, Mr. Asefi will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of Mr. Asefi may still differ from the interests of the other stockholders.

Our sole officer and director may leave us if we are unable to repay the $50,000 note that he guaranteed with his personal shares.

In order to obtain a loan of $50,000, our sole officer and director had to pledge 59,400,000 of his personal shares to the lender. If we default on the loan, the lender could foreclose on those shares and there would be a considerable change in control of our company. We may lose the services of Mr. Asefi if that happens, which will adversely impact our ability to implement our business plan and survive.

Because we have a substantial financial commitment to our Chief Executive Officer through an employment agreement, funds may be diverted away from other important matters in the development of our business plan and could negatively impact our financial position.

We entered into an employment agreement with Mr. Asefi, our officer and director. The agreement continues until May 1, 2017 and provides annual compensation of $100,000. This is a lot of money for us to pay. We have limited funds available and any money we are able to raise combined with our existing cash balances will be needed to fulfill this substantial financial commitment. We may not be able to raise enough money to fund the contract. In addition, money that could be spent elsewhere will be needed to fund the contract, and will divert funds away from other important matters in the development of our business plan and could negatively impact our financial position.

The loss of key management personnel could adversely affect our ability to continue operations.

We are entirely dependent on the efforts of our CEO, President and Chief Financial Officer because of the time and effort that he devotes to us. He is in charge of overseeing all development strategies, supervising any/all future personnel, including any consultants or contractors that we will engage to assist in developing our business model, and the establishment of our future sales team. Their loss, or other key personnel in the future, could have a material adverse effect on our business, financial condition and results of operations. We do not maintain “key person” life insurance on our officers, directors or key employees. Our success will depend on the performance of Mr. Asefi and our ability to attract and motivate other key personnel.

The lack of public company experience of our sole officer and director could adversely impact our ability to comply with the reporting requirements of U.S. Securities laws.

Our sole officer and director, Mr. Asefi, has no experience managing a public company, which could adversely impact our ability to comply with legal, regulatory, and reporting requirements of U.S. Securities laws. Our management may not be able to implement programs and policies in an effective and timely manner to adequately respond to such legal, regulatory and reporting requirements, including the establishment and maintenance of internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, which are necessary to maintain public company status. If we were to fail to fulfill those obligations, our ability to operate as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company. Our ability to operate successfully may depend on our ability to attract and retain qualified personnel with appropriate experience in the management of a public company. Our ability to find and retain qualified personnel on our terms and budget may be very limited.

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Risks Related To Ownership of Our Shares

As there is no minimum for our Primary Offering, if only a few persons purchase Units, they may lose their investment as we may be unable to make a significant attempt to implement our business plan.

Since there is no minimum amount of Units that must be sold directly under this Primary Offering, if a limited number of Units are sold, we may not have enough capital to fully implement our plan of operations. As such, we may not be able to meet the objectives we state in this prospectus, or eliminate the “going concern” modification in the reports of our auditors as to uncertainty with respect to our ability to continue as a going concern. If we fail to raise sufficient capital, we would expect to have insufficient funds for our ongoing operating expenses. Any significant lack of funds will curtail the growth of our business and may cause our business to fail. If our business fails, investors will lose their entire investment.

We are selling this Primary Offering without an underwriter and may be unable to sell any Units.

This Primary Offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the Units. We intend to sell our Units through our President, Chief Executive Officer and Chief Financial Officer who will receive no commissions or other remuneration from any sales made hereunder. They will offer the Units to friends, family members, and business associates; however, there is no guarantee that they will be able to sell any of the Units. Unless they are successful in selling all of the Units and we receive the maximum amount of proceeds from this Primary Offering, we may have to seek alternative financing to implement our plan of operations.

We may have difficulty selling shares under our Primary Offering because the selling shareholders are concurrently offering their shares under the Secondary Offering.

We may have difficulty selling shares under our Primary Offering because we may be competing with the selling security holders who are concurrently offering their shares under the Secondary Offering. In the event that our common shares are quoted on the OTC Bulletin Board or OTCQB, the selling security holders will not be required to sell their shares at a fixed price of $0.10 per share. Accordingly, the selling security holders may reduce the price of their shares which may hinder our ability to sell any shares under the Primary Offering.

If we do not keep this registration statement updated for the term of the warrants, the stockholders will not be able to exercise the warrants under the registration statement.

Warrant holders may seek to exercise their warrants to obtain common stock that they could sell in the public market. However, an effective registration statement and current prospectus must exist for the warrant holders to exercise their warrants. In the event a current prospectus is not available when a warrant holder wishes to exercise, the warrant holder will be unable to exercise their warrants at such time that the warrant holder wishes or when it would be economically advisable for the warrant holder. Upon exercise, the underlying common stock can be sold pursuant to this prospectus (which we intend to update for the earlier of September 30, 2017, the date the warrants expire, or until all the warrants have been exercised). There is no assurance that we will be able to keep such prospectus effective for that long. In the event that the prospectus is not effective at a time that the shareholder wishes to sell common stock underlying the warrants, the shareholder may find it difficult to sell such common stock.

We will likely conduct further offerings of our equity securities in the future, in which case your proportionate interest may become diluted.

Since our inception, we have relied on sales of our common shares to fund our operations. We will likely be required to conduct additional equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common shares are issued in return for additional funds, the price per share could be lower than that paid by our current shareholders. We anticipate continuing to rely on equity sales of our common shares in order to fund our business operations. If we issue additional shares, your percentage interest in us could become diluted.

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Because we do not plan to register our common stock under Section 12(g) of the Exchange Act until December 31, 2014, we will be subject to periodic reporting requirements only under Section 15(d), which requirements are less extensive than those applicable to a fully reporting company that has registered a class of securities under Section 12 of the Exchange Act and thus there will be less publicly available information available to investors during such time.

As we will not register our common stock under Section 12(g) of the Exchange Act until December of 2014, we will be subject to periodic reporting requirements under Section 15(d) which are less extensive than those applicable to a fully reporting company that has registered a class of securities under Section 12 of the Exchange Act until such date. For example, as a Section 15(d) reporting company, we are not subject to the proxy rules, Section 16 short-swing profits prohibitions, and reporting requirements under Sections 13(d) and (g) of the Exchange Act that we would be if we did register our common stock under Section 12(g) of the Exchange Act prior to December of 2014 and thus there will be less publicly available information available to investors during such time.

If we do not file a registration statement under Form 8-A to become subject to the reporting requirements under Section 12 of the Exchange Act prior to December 31, 2014, our periodic reporting obligations under Section 15(d) will be suspended in the event the number of record shareholders is less than 300, which could adversely affect investors in that less information would be available and we could lose the qualification of our securities to be quoted on the OTC Bulletin Board or OTCQB.

If we do not file a registration statement under Form 8-A to become subject to the reporting requirements under Section 12 of the Exchange Act prior to December 31, 2014, the end of our first full fiscal year during which time we are required to file periodic reports with the SEC under Section 15(d) of the Exchange Act [including an annual report on Form 10-K for the fiscal year ended December 31, 2014], our periodic reporting obligations under Section 15(d) will be suspended in the event the number of record shareholders is less than 300, which could adversely affect investors in that less information would be available and we could lose the qualification of our securities to be quoted on the OTC Bulletin Board or OTCQB. We will no longer be obligated to file periodic reports with SEC and your access to our business information will be restricted. In addition, if we do not become a reporting issuer, we will not be required to furnish proxy statements to security holders, and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act.

If a market for our common shares does not develop, shareholders may be unable to sell their shares.

Our common stock is quoted on the OTCPinks operated by OTC Markets Group, Inc. under the symbol “TXHD.” On August 11, 2014, the last reported sale price of our common stock as reported on the OTCPinks was $0.20 per share. There is not an active trading market for our stock. We intend to apply for quotation of our common shares on the OTC Bulletin Board or OTCQB. However, we can provide no assurance that our shares will be approved for quotation on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common shares are not quoted on the OTC Bulletin Board or OTCQB or if a public market for our common shares does not develop, shareholders may not be able to re-sell the common shares that they have purchased and may lose all of their investment.

Because our directors are not independent they can make and control corporate decisions that may be disadvantageous to other common shareholders.

We intend to apply to have our common shares quoted on the OTC Bulletin Board inter-dealer quotation system or OTCQB, neither of which have director independence requirements. Using the definition of “independent” in NASDAQ Rule 5605(a)(2), we have determined that none of our directors are independent. Our directors have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations, and the sale of all or substantially all of our assets. They also have the power to prevent or cause a change in control. The interests of our directors may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

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We have never declared or paid any cash dividends or distributions on our capital stock. And we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Our securities are considered a penny stock.

Because our securities are considered a penny stock, shareholders will be more limited in their ability to sell their shares. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

USE OF PROCEEDS

Primary Offering

We are offering a total of 10,000,000 Units at a price of $0.10 per share under our Primary Offering. The shares being offered by us are being offered without the use of underwriters or broker-dealers and will be sold by our President. No commissions or discounts will be paid in connection with the sale of the shares being offered by us.

The following table below sets forth the net proceeds assuming the sale of 25%, 50%, 75% and 100% of the Primary Offering. See also “Plan of Operation”.

Item	25%	50%	75%	100%
Gross proceeds	$250,000.00	$500,000.00	$750,000.00	$1,000,000.00
Expected offering expenses	$36,000.00	$36,000.00	$36,000.00	$36,000.00
Net proceeds	$214,000.00	$464,000.00	$714,000.00	$964,000.00

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We plan to use the net proceeds of the Primary Offering as set forth below (all amounts listed below are estimates):

Item	25%	50%	75%	100%
General Working Capital	$0	$0	$0	$0
Legal and Accounting	10,700	23,200	35,700	48,200
Management and Consulting Expenses	82,390	178,640	274,890	371,140
Marketing Expenses	72,760	157,760	242,760	327,760
Additional Programmers and Developers	24,610	53,360	82,110	110,860
Sales Agents	23,540	51,040	78,540	106,040
Total	$214,000.00	$464,000.00	$714,000.00	$964,000.00

The principal purposes of this offering is to raise sufficient capital for us to implement our business plan, become a reporting under the Exchange Act and create a public market for our common shares. If we are unable to sell any shares under the Primary Offering, we have sufficient funds to pay the costs of this offering. However, expenses associated with meeting our reporting obligations under the Exchange Act will take priority over anything else.

Secondary Offering

The common shares offered by the selling security holders are being registered for the account of the selling security holders identified in this prospectus. All net proceeds from the sale of these common shares will go to the respective selling security holders who offer and sell their common shares. We will not receive any part of the proceeds from such sales of common shares.

SELLING SECURITY HOLDERS

Standby Equity Distribution Agreement

On January 2, 2014, we entered into the Standby Equity Distribution Agreement (the “Equity Distribution Agreement”) with Creative Capital Ventures Ltd. (“Creative”). On July 9, 2014, we entered into a termination agreement with Creative. Creative was originally named as a selling shareholder in this offering. As a result of the termination agreement, however, we will no longer have a financing relationship with Creative and it will not be a selling shareholder in this offering.

Convertible Promissory Notes

There are four convertible promissory notes that have an aggregate principal balance of $76,429, incur interest at 12% per annum, mature on September 14, 2014, and are convertible into common shares at $0.00382 per share. The notes are in favor of Realty Capital Management, Saint Jude Capital Management Inc., Mokus Estates Ltd., and Augustus Management Ltd.

There are three convertible notes that have an aggregate principal balance of $25,000, mature on August 1, 2015, October 17, 2015 and December 10, 2015 and are convertible into common shares at $0.10 per share. The notes are in favor of Anita Samim, Lawrence R. Read, and Cliff E. Burrage, respectively. The notes to Read and Burrage incur interest at 12% per annum and the note to Samin incurs interest at 6% per annum.

Warrants

There is one warrant to purchase 1,000,000 shares of our common stock issued to Realty Capital Management exercisable at $0.10 per share and expires on November 7, 2014.

There three warrants to purchase 250,000 shares of our common stock issued to Lawrence R. Read, Anita Samim and Cliff E. Burrage exercisable at $0.125 per share and expire one year after issuance.

Common Stock

Finally, we are registering 750,000 shares of common stock held by Realty Capital Management.

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Table of Selling Shareholders

The selling security holders named in this prospectus are offering all of the 22,349,305 common shares offered through this prospectus. The offer under this prospectus is comprised of the securities provided above and specifically: (i) 20,007,591 shares issuable upon conversion of four outstanding convertible promissory notes in the aggregate principal amount of $76,429; (ii) 250,000 shares issuable upon conversion of three outstanding convertible promissory notes in the aggregate principal amount of $25,000; (iii) 91,714 shares of common stock issuable as interest under the four convertible notes; (iv) 1,250,000 shares of common stock underlying warrants; and (v) 750,000 shares of common stock held by Realty Capital Management.

The number of shares underlying the convertible notes represents the principal amount of the notes divided by the conversion price of the convertible notes. The number also includes interest of 12% on four of the notes mentioned in (ii) above through September 10, 2014 divided by the conversion price of the convertible notes. The other three notes mentioned in (iii) above are not registering any shares issuable as interest under their convertible promissory notes.

The following table provides as of June 30, 2014 information regarding the beneficial ownership of our common shares held by each of the selling security holders, including:

1.	the number of shares beneficially owned by each prior to this Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

	Beneficial Ownership Before Offering(1)		Number of Shares	Beneficial Ownership After Offering(1)
Name Of Selling Security Holder(1)	Number of Shares	Percent(2)	Being Offered	Number of Shares	Percent(2)

Realty Capital Management(3)	8,449,769	11.3%	8,449,769	0	0
Saint Jude Capital Management Inc.(4)	6,699,768	9.0%	6,699,768	0	0
Mokus Estates Ltd.(5)	3,349,884	4.7%	3,349,884	0	0
Augustus Management Ltd.(6)	3,349,884	4.7%	3,349,884	0	0
Lawrence Read	200,000	*	200,000	0	0
Anita Samim	100,000	*	100,000	0	0
Cliff E. Burrage	200,000	*	200,000	0	0
TOTAL	22,349,305	*	22,349,305	0	0

Notes:

*	Represents less than 1%.
(1)	As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.
(2)	Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 67,082,167 shares of common stock issued and outstanding on June 30, 2014.
(3)	Realty Capital Management is beneficially owned by Julius Csurgo.
(4)	Saint Jude Capital Management Inc. is beneficially owned by Johnny Figliolini.
(5)	Mokus Estates Ltd. is beneficially owned by Esther Gombor.
(6)	Augustus Management Ltd. is beneficially owned by Torey Gault.

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Except as disclosed above and in this Prospectus, none of the selling security holders:

(i)	has had a material relationship with us other than as a shareholder at any time within the past two years; or

(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION AND DETERMINATION OF OFFERING PRICE

Primary Offering

We are offering 10,000,000 Units at a fixed price of $0.10 per share even if a public trading market for our common shares develops. The $0.10 fixed per Unit offering price for the duration of this offering was arbitrarily chosen by management. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

This offering is being made by us without the use of outside underwriters or broker-dealers. The Units to be sold by us will be sold on our behalf by our President, Wais Asefi. Mr. Asefi will not receive commissions or proceeds or other compensation from the sale of any shares on our behalf.

Mr. Asefi will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

1	Mr. Asefi is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

2	Mr. Asefi will not be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3	Mr. Asefi is not, nor will he be at the time of participation in the offering, an associated person of a broker-dealer; and

4	Mr. Asefi meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he: (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii).

Secondary Offering

The selling security holders named in this prospectus may sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective. We plan to continue to update the registration statement and prospectus for the exercise of the warrants that comprise the Units even after the Offering of the Units has terminated. The selling security holders may sell some or all of their shares in one or more transactions, including block transactions:

1	On such public markets as the shares may from time to time be trading;

2	In privately negotiated transactions;

3	Through the writing of options on the shares;

4	In short sales; or

5	In any combination of these methods of distribution.

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The selling security holders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling security holders, or, if they act as agent for the purchaser of such shares, from such purchaser. The selling security holders will likely pay the usual and customary brokerage fees for such services.

We are bearing all costs relating to the registration of this offering. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares.

Concurrent Offerings

Our Primary Offering will continue to have a fixed price of $0.10 per share even if a public trading market for our common shares develops. The selling shareholders can sell shares under the Secondary Offering at a fixed price of $0.10 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board sponsored by FINRA or OTCQB operated by OTC Markets Group, Inc. Although we intend to apply for quotation of our common stock on the OTC Bulletin Board or OTCQB through a market maker, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board or OTCQB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

Stabilization and Other Activities

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;

2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;

3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

DILUTION

Our historical net tangible book deficit as of June 30, 2014 was ($255,227) or ($0.00) per share. Historical net tangible book deficit per share of common stock is equal to our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2014. Adjusted to give effect to the receipt of net proceeds of $963,129 from the sale of the maximum of 10,000,000 shares of common stock for gross proceeds of $1,000,000, net tangible book value will be approximately $0.01 per share. This will represent an immediate increase of approximately $0.01 per share to existing stockholders and an immediate and substantial dilution of approximately $0.09 per share, or approximately 90%, to new investors purchasing our securities in this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately following this offering.

Public offering price per share		$0.10
Net tangible book value per share as of June 30, 2014	$(0.00)
Increase per share attributable to new investors	$0.01
As adjusted net tangible book value per share after this offering		$0.01
Dilution per share to new investors in this offering		$0.09

If 100% of the offered Units are sold we will receive the maximum proceeds of $963,129, after offering expenses have been deducted. If 75% of the offered Units are sold we will receive $713,129 after offering expenses have been deducted. If 50% of the offered Units are sold we would receive $463,129 after offering expenses have been deducted. We must sell 368,710 Units (or 4% of the Offering) to cover the estimated costs of this Offering. If we sell less than 368,710 of our Units under the Offering, we will not have sufficient proceeds to cover repaying our offering expenses and we will have to pay the remainder of such expenses out of additional financing we have not yet received.

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DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of June 30, 2014 there were 67,082,167 shares of our common stock issued and outstanding. Our shares are currently held by 87 stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors may become authorized to authorize preferred shares of stock and to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.	The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.	Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

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5.	Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

8.	Any other relative rights, preferences and limitations of that series.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Promissory Notes

In September of 2013, the company issued convertible promissory notes to several lenders in the aggregate principal amount of $76,429. The notes accrue interest at a rate of 12% per annum and mature on September 14, 2014. The principal amount may at any time be converted into shares of the company’s commons stock at a conversion price of $0.00382 per share. The shares that may be issued upon conversion are entitled to piggyback registration rights.

On November 17, 2013, the company issued a convertible promissory note that has a principal balance of $10,000, incurs interest at 12% per annum, matures on May 17, 2015, and is convertible into common shares at $0.10 per share.

On January 20, 2014, the company issued a convertible promissory note that has a principal balance of $5,000, incurs interest at 6% per annum, matures on August 1, 2015, and is convertible into common shares at $0.10 per share.

On February 13, 2014, the company issued two convertible promissory notes that have a principal balance of $10,000, incur interest at 12% per annum, mature on February 13, 2015, and are convertible into common shares at $0.10 per share.

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On March 10, 2014, the company issued a convertible promissory note that has a principal balance of $10,000, incurs interest at 12% per annum, matures on December 10, 2015, and is convertible into common shares at $0.10 per share.

On April 17, 2014, the company issued a convertible promissory note that has a principal balance of $10,000, incurs interest at 12% per annum, matures on October 17, 2015, and is convertible into common shares at $0.10 per share.

On May 29, 2014, the company issued a $10,000 convertible promissory note. The note matures on December 10, 2015 and accrues interest at a rate of 12% per annum. The note principal and interest are convertible at a price of $.10 per share

On July 7, 2014, the Company issued two $10,000 convertible promissory notes. The notes mature on July 7, 2015 and accrues interest at a rate of 12% per annum. The notes principal and interest are convertible at a price of $.10 per share.

In connection with the Stock Exchange Agreement with Textmunication, Inc., we assumed a Senior Secured Convertible Promissory Note in the principal amount of $50,000. The note accrues interest at 20% per annum and is payable monthly. The company agreed to issue 750,000 shares of common stock as an equity kicker under the note and a one-year warrant to purchase an additional 1,000,000 shares of common stock at an exercise price of $0.10 per share. Both the equity kicker and the shares underlying the warrant have piggyback registration rights. In order to induce the financing, the company’s officer and director, Wais Asefi, agreed to pledge 59,400,000 of his personal shares as collateral to secure payment under the note.

Warrants

There is one warrant to purchase 1,000,000 shares of our common stock exercisable at $0.102 per share and expires on November 7, 2014.

There are warrants to purchase 750,000 shares of our common stock exercisable at $0.125 per share and expire one year from the date of issuance, which range from November 7, 2014 to July 7, 2015.

The material terms of the warrants that are being registered in the Primary Offering are as follows.

Issuance Date of Warrant	Securities Called for by the Warrant	Exercise Price of the Warrant	Period of Time Warrant is Exercisable	Provision to or Adjustment in Exercise Price	Cashless Feature	Registration Rights / Registered in this Offering
Upon Issuance	A warrant to purchase one share of common stock for each Unit purchased at $0.10 per Unit.	$0.25	12/31/17	Adjustment for stock splits: product of exercise price and quotient of outstanding shares before split / outstanding shares after split	None	Registered / yes

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The material terms of the warrants that are being registered in the Secondary Offering by the selling shareholders are as follows.

Issuance Date of Warrant	Securities Called for by the Warrant	Exercise Price of the Warrant	Period of Time Warrant is Exercisable	Provision to or Adjustment in Exercise Price	Cashless Feature	Registration Rights / Registered in this Offering
4/17/14	100,000 shares of common stock	$0.125	4/17/15	Adjustment for stock splits: product of exercise price and quotient of outstanding shares before split / outstanding shares after split	None	Piggyback registration rights / yes
3/10/14	100,000 shares of common stock	$0.125	3/10/15	Adjustment for stock splits: product of exercise price and quotient of outstanding shares before split / outstanding shares after split	None	Piggyback registration rights / yes
11/17/13	50,000 shares of common stock	$0.125	11/17/14	Adjustment for stock splits: product of exercise price and quotient of outstanding shares before split / outstanding shares after split	None	Piggyback registration rights / yes
11/7/13	1,000,000 shares of common stock	$0.10	11/7/14	Adjustment for stock splits: product of exercise price and quotient of outstanding shares before split / outstanding shares after split	None	Piggyback registration rights / yes

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Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Clark Corporate Law Group LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

LL Bradford & Company, LLC, Certified Public Accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. LL Bradford & Company, LLC has presented their report with respect to our audited financial statements. The report of LL Bradford & Company, LLC is included in reliance upon their authority as experts in accounting and auditing.

OUR BUSINESS

Overview

We are a leader in the mobile marketing and loyalty space industry, providing cutting-edge mobile marketing solutions, rewards and loyalty to our clients. With a powerful yet intuitive suite of services, clients are able to reach more customers faster and reward them for repeat business. We help clients reach their marketing and revenue goals by educating clients with the most effective tools in mobile marketing, rewards, paperless redemption and loyalty.

For the past 4 years, we have grown to over 800 clients in the United States, Canada and Mexico. Our goal is to achieve 15,000 clients by the fourth quarter of 2014. We hope to achieve this by expanding our focus to include more restaurants, retailers, entertainment venues and partnership opportunities, which already have a relationship with our target market to help both monetize and deliver ROI to joint clients.

Our principal executive office is located at 1940 Contra Costa Blvd. Pleasant Hill, CA 94523 and our telephone number is (925-777-2111).

Principal Products and Services

We are an online mobile marketing platform service that will connect merchants with their customers and allow them to drive loyalty and repeat business in a non-intrusive, value added medium. We provide a mobile marketing platform where merchants can send customers the most up-to-date offers, discounts, alerts and events schedules, such as, for instance, happy hours, trivia night, and other campaigns. The consumer can also access specials and promotions that merchants choose to distribute through us by opting keywords designated to the merchant’s keywords. This allows consumers to take their information wherever they go and learn about the latest buzz as soon as it is available, providing the consumer with events, deals, and messages on their cellphone via SMS messaging. We are a mobile marketing platform that connects the mass consumer to the content that they crave – anywhere, anytime, through virtually any mobile device for all local events and promotions.

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Our mobile marketing solutions apply to any industry, offering a new and innovative way to reach out to a merchant’s customer base. Some examples include:

●	Bars – happy hours, special events, discount pricing;
●	Boutiques – invite only trunk show, spring sale, discount on a particular clothing line, carrying a new line of clothes;
●	Dentists – special promotion for teeth whitening;
●	Salons – promotion on products, new line of products, introducing a new stylist;
●	Restaurants – Dine about town participation, discount coupons; and
●	Real Estate Agents – Introducing a new home on the market, price reduction, or an open house event.

Additionally, we are a mobile marketing platform that allows merchants to get more impact out of their promotions. Our merchants will be able to recommend promotions to their customers proactively, which will help merchants increase foot traffic and revenue. Utilizing the information that is being collected, our merchants can better target their clients. This system empowers merchants and enables them to adjust programs at a moment’s notice.

TXMT Platform Features

We offer our clients a mobile marketing platform for:

●	Mobile Coupons - Engage your customers! Drive in traffic and boost sales through mobile coupons delivered with expiration dates and unique tracking codes right to their mobile phones;
●	Mobile Voting/Polls - Instantly gather invaluable customer opinions; no more guessing at what they want or wondering what they think of a product or service; the client can get their opinions on what they want or think, and proactively plan for success;
●	Multimedia Messaging - Use a promotional hook for the consumer to interact with a brand by texting to a unique keyword to download branded content such as video, images, ringtones and games; now it is easier than ever to mobilize their brand on their consumers’ phones;
●	SMS Reminders - Remind clients about appointments, anniversaries, b-days, oil changes, tune ups, and more via text; individual, group and bulk mobile messaging; engage with those who have raised their hands and said they want to have an ongoing relationship with a brand via mobile; deliver news on products and services and provide mobile offers and coupons to drive sales which can include expiration dates and single use promotion codes;
●	Text 2 Web - Mobilize the website with text messaging functionality to promote interaction with customers; showcase text 2 web responses on the client’s website to have fresh user-generated content that increases the stickiness of the client’s website; Contests/Instant Contesting - make any traditional media interactive with contests that can create buzz and lead to further engagement; have concert attendees enter contests for seat upgrades, backstage passes, and more; generate a local customer database from in-location giveaways;
●	Web Widgets/Online Forms - Textmunication supplies an online sign up page so customers can join the client’s program on its website or social media accounts without having to text-in; with the web widget gives the client the ability to obtain further information such as email, date of birth, gender, name, and more; and
●	API – Our APIs are fast, simple and reliable and built in such a way that they integrate with any system or application. Our ready-made scripts help you to connect to our gateway through your chosen programming language. These scripts all work with the HTTP API.
●	MyLA- Loyalty and rewards program for clients customers who frequently make purchases. Customers register their personal such as mobile cell number information to the merchant through our proprietary Application on a tablet or online that they will use in the future when making a purchase to receive new product updates, specials and promotional merchandise.

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Features of our HTTP/S API:

API supports text, Unicode, binary SMS and flash messaging in the following ways:

●	Supports extended length messages;
●	Converts ringtones and logos into the correct format;
●	Delivery acknowledgement and Sender ID;
●	Gateway escalation: Should the message be delayed for a predefined length of time, it can be escalated to an alternative delivery gateway. Queuing lets you specify up to 3 prioritized queues which your messages can be sent out on; and
●	Batch sending and two-way messaging.

White label - (Fully Customized Design)

We provide an all-inclusive, branded platform that delivers everything you need to create a user interface that will seamlessly appear and takes it much further than just the standard logo and dashboard by providing a branded SMS message system, sign-up forms, alerts and customized buttons. The merchants will never know that you didn’t build it from scratch. Our pricing system makes it simple for our white labels to maintain full control over pricing plans. Our white label reseller program provides a powerful platform for resellers rebranded as their own and pay wholesale rates and keep 100% of their profit. Seamless set-up within 72 hours includes payment integration and shortcode activation with over hundred dometic and international carriers. Resellers set their own pricing plans, text credits and keywords. Analytics, reports and account monitoring available to track thier customers.

Our Vertical Markets are the following:

1.	QSR Restaurants (quick service)

2.	GYMs, Health and Fitness

3.	Entertainment (Casinos, Golf Courses, bowling centers, Comedy Clubs)

4.	Retail stores

In the Q4 of 2013, we launched our mobile loyalty and rewards product. Our clients can now reward their customers for checking in on every visit and track visits.

Competition

In the past few years, the number of mobile marketing options and companies have grown rapidly. The markets for the products and services that we offer are very competitive, are rapidly evolving and have relatively low barriers to entry. We compete with all general advertising and marketing companies who eventually will want to include mobile marketing in their suite of product offerings, and who may develop their own similar products and compete with us for market share. These potential competitors may have more mature lines of distribution than us, be better financed than us, or may create a product offering that is superior to ours. Any of these factors can cause a competitor to take market share away from us or otherwise substantially hurt our business. We believe that competition in our market is based predominantly on:

●	Price
●	brand recognition;
●	product and service components and deliverables;
●	track record of creating and keeping satisfied clients;
●	success of underlying marketing programs; and
●	order delivery performance and customer service.

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Government Regulation

We are subject to a number of laws and regulations that affect companies generally and specifically those conducting business in the mobile messaging market, many of which are still evolving and could be interpreted in ways that could harm our business. Existing and future laws and regulations may impede our growth. These regulations and laws may cover online marketing, e-mail marketing, telemarketing, taxation, privacy, data protection, pricing, content, copyrights, distribution, mobile communications, electronic contracts and other communications, consumer protection, web services, the provision of online payment services, unencumbered internet access to our services, the design and operation of websites, and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, libel, and personal privacy apply to the internet, e-commerce, digital content and web services. Unfavorable regulations and laws could diminish the demand for our products and services and increase our cost of doing business.

We expect that the regulation of our industry generally will continue to increase and that we will be required to devote increasing amounts of legal and other resources to address this regulation. In addition, the application of existing domestic and international laws and regulations relating to issues such as user privacy and data protection, marketing, advertising, consumer protection and mobile disclosures in many instances is unclear or unsettled.

In addition to its regulation of wireless telecommunications providers generally, the U.S. Federal Communications Commission, or FCC, has examined, or is currently examining, how and when consumers enroll in mobile services, what types of disclosures consumers receive, what services consumers are purchasing and how much consumers are charged. In addition, the Federal Trade Commission, or FTC, has been asked to regulate how mobile marketers can use consumers’ personal information. Consumer advocates claim that many consumers do not know when their information is being collected from cell phones and how such information is retained, used and shared with other companies. Consumer groups have asked the FTC to: identify practices that may compromise privacy and consumer welfare; examine opt-in procedures to ensure consumers are aware of what data is at issue and how it will be used; investigate marketing tactics that target children; and create policies to halt abusive practices. The FTC has expressed interest in particular in the mobile environment and services that collect sensitive data, such as location-based information.

The principal laws and regulations that pertain to us and our customers in connection with their utilization of our platform, include:

●	Deceptive Trade Practice Law in the U.S. The FTC and state attorneys general are given broad powers by legislatures to curb unfair and deceptive trade practices. These laws and regulations apply to mobile marketing campaigns and behavioral advertising. The general guideline is that all material terms and conditions of the offer must be “clearly and conspicuously” disclosed to the consumer prior to the buying decision. The balancing of the desire to capture a potential customer's attention, while providing adequate disclosure, can be challenging in the mobile context due to the lack of screen space available to provide required disclosures.

●	Behavioral Advertising. Behavioral advertising is a technique used by online publishers and advertisers to increase the effectiveness of their campaigns. Behavioral advertising uses information collected from an individual's web-browsing behavior, such as the pages they have visited or the searches they have made, to select which advertisements to display to that individual. This data can be valuable for online marketers looking to personalize advertising initiatives or to provide geo-tags through mobile devices. Many businesses adhere to industry self-governing principles, including an opt-out regime whereby information may be collected until an individual indicates that he or she no longer agrees to have this information collected. The FTC is considering regulations in this area, which may include implementation of a more rigorous opt-in regime. An opt-in policy would prohibit businesses from collecting and using information from individuals who have not voluntarily consented. Among other things, the implementation of an opt-in regime could require substantial technical support and negatively impact the market for our mobile advertising products and services. A few states have also introduced bills in recent years that would restrict behavioral advertising within the state. These bills would likely have the practical effect of regulating behavioral advertising nationwide because of the difficulties behind implementing state-specific policies or identifying the location of a particular consumer. There have also been a large number of class action suits filed against companies engaged in behavioral advertising.

●	Behavioral Advertising-Privacy Regulation. Our business is affected by U.S. federal and state laws and regulations governing the collection, use, retention, sharing and security of data that we receive from and about our users. In recent years, regulation has focused on the collection, use, disclosure and security of information that may be used to identify or that actually identifies an individual, such as an Internet Protocol address or a name. Although the mobile and Internet advertising privacy practices are currently largely self-regulated in the U.S., the FTC has conducted numerous discussions on this subject and suggested that more rigorous privacy regulation is appropriate, including regulation of non-personally identifiable information which could, with other information, be used to identify an individual.

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●	Marketing-Privacy Regulation. In addition, there are U.S. federal and state laws that govern SMS and telecommunications-based marketing, generally requiring senders to transmit messages (including those sent to mobile devices) only to recipients who have specifically consented to receiving such messages. U.S. federal laws also govern e-mail marketing, generally imposing an opt-out requirement for emails sent within an existing business relationship.

●	SMS and Location-Based Marketing Best Practices and Guidelines. We are a member of the Mobile Marketing Association, or MMA, a global association of 700 agencies, advertisers, mobile device manufacturers, wireless operators and service providers and others interested in the potential of marketing via the mobile channel. The MMA has published a code of conduct and best practices guidelines for use by those involved in mobile messaging activities. The guidelines were developed by a collaboration of the major carriers and they require adherence to them as a condition of service. We voluntarily comply with the MMA code of conduct. In addition, the Cellular Telephone Industry Association, or CTIA, has developed Best Practices and Guidelines to promote and protect user privacy regarding location-based services. We also voluntarily comply with those guidelines, which generally require notice and user consent for delivery of location-based services.

●	The United States Telephone Consumer Protection Act. The TCPA prohibits unsolicited voice and text calls to cell phones through the use of an automatic telephone-dialing system (ATDS) unless the recipient has given prior consent. The statute also prohibits companies from initiating telephone solicitations to individuals on the national Do-Not-Call list, and restricts the hours when such messages may be sent. Violations of the TCPA can result in statutory damages of $500 per violation (i.e., for each individual text message). U.S. state laws impose additional regulations on voice and text calls. We believe that our platform does not employ an ATDS within the meaning of the TCPA based on case law construing that term.

●	CAN-SPAM. The U.S. Controlling the Assault of Non-Solicited Pornography and Marketing Act, or CAN SPAM Act, prohibits all commercial e-mail messages, as defined in the law, to mobile phones unless the device owner has given "express prior authorization." Recipients of such messages must also be allowed to opt-out of receiving future messages the same way they opted-in. Senders have ten business days to honor opt-out requests. The FCC has compiled a list of domain names used by wireless service providers to which marketers may not send commercial e-mail messages. Senders have 30 days from the date the domain name is posted on the FCC site to stop sending unauthorized commercial e-mail to addresses containing the domain name. Violators are subject to fines of up to $6.0 million and up to one year in jail for some spamming activities. Carriers, the FTC, the FCC, and State Attorneys General may bring lawsuits to enforce alleged violations of the Act.

●	Communications Privacy Acts. Foreign and U.S. federal and state laws impose liability for intercepting communications while in transit or accessing the contents of communications while in storage.

●	Security Breach Notification Requirements. In the U.S., various states have enacted data breach notification laws, which require notification of individuals and sometimes state regulatory bodies in the event of breaches involving certain defined categories of personal information. This new trend suggests that breach notice statutes may be enacted in other jurisdictions, including by the U.S. at the federal level, as well.

●	Children. The Children's Online Privacy Protection Act prohibit the knowing collection of personal information from children under the age of 13 without verifiable parental consent, and strictly regulate the transmission of requests for personal information to such children. Other countries do not recognize the ability of children to consent to the collection of personal information. In addition, it is likely that behavioral advertising regulations will impose special restrictions on use of information collected from minors for this purpose.

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Intellectual Property

Although we believe that our business methodology is proprietary in terms of how we deliver our service to our client, and how we use mobile marketing, we currently hold no patents, copyrights or trademarks. It is our plan to trademark our key products as we develop them, subject to applicable laws and regulations, however, we have not filed for any such protection as of yet. It is our policy to enter into confidentiality agreements with any outsourced sales or service providers so that our proprietary methodology, customer’s lists and business information are contractually protected, and we intend to enforce any such contractual provisions as the law allows in the event of a breach. We cannot assure you that these contractual arrangements will prevent third parties from acquiring or using our proprietary business information to compete against us.

Employees

We currently have 5 full-time and no part-time employees including our chief executive officer, director of sales, lead developer, VP of operations, and client success manager. Also, we have 7 independent contractors that work with us on an as-needed basis. We expect to increase our future employee levels on an as-needed basis in connection with our expected growth and available funds.

PROPERTIES

We currently do not own any real property. Our principal executive office is located at 1940 Contra Costa Blvd. Pleasant Hill, CA 94523. We currently lease our executive offices at $2,767 per month.

LEGAL PROCEEDINGS

We are not a party to any other legal proceedings and, to our knowledge, no other legal proceedings are pending, threatened or contemplated.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Holders of Our Shares

As of the date of this prospectus, there were 87 registered shareholders.

No Public Market for Common Shares

Our common stock is quoted on the OTCPinks operated by OTC Markets Group, Inc. under the symbol “TXHD.” On August 11, 2014, the last reported sale price of our common stock as reported on the OTCPinks was $0.20 per share. There is no public information about our company, as noted by OTCPinks, and there is not an active trading market for our stock.

We anticipate making an application for quotation of our common shares on the OTC Bulletin Board or OTCQB upon: (i) the effectiveness of the registration statement of which this prospectus forms a part; and (ii) our obtaining a sufficient number of stockholders to enable our common shares to become quoted on the OTC Bulletin Board or OTCQB. However, we can provide no assurance that our shares will be quoted on the bulletin board or, if quoted, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

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The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Dividend Rights

We have never declared, nor paid, any dividend since our incorporation and does not foresee paying any dividend in the near future since all available funds will be used to conduct exploration activities. Any future payment of dividends will depend on our financing requirements and financial condition and other factors which the board of directors, in its sole discretion, may consider appropriate.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;

2.	our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Reports to Shareholders

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2014, including a Form 10-K for the year ended December 31, 2014, assuming this registration statement is declared effective before that date. At or prior to December 31, 2014, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the Exchange Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) or otherwise to become a mandatory Exchange Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2014. If we do not file a registration statement on Form 8-A at or prior to December 31, 2014, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the Exchange Act, our securities may no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

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FINANCIAL STATEMENTS

1.	Audited financial statements for the fiscal years ended December 31, 2013 and 2012, including:

	(a)	Report of Independent Registered Accounting Firm;	F-1

	(b)	Consolidated Balance Sheets as of December 31, 2013 and 2012;	F-2

	(c)	Consolidated Statements of Operations for the years ended December 31, 2013 and 2012;	F-3

	(d)	Consolidated Statement of Stockholders’ Equity (Deficiency) as at December 31, 2013;	F-4

	(e)	Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012; and	F-5

	(f)	Notes to the Consolidated Financial Statements.	F-6 - F-15

2.	Interim financial statements for the periods ended June 30, 2014 and 2013, including:

	(a)	Consolidated Balance Sheets as of June 30, 2014 and December 31, 2013;	F-16

	(b)	Consolidated Statements of Operations for the three and six months ended June 30, 2014 and 2013;	F-17

	(c)	Consolidated Statements of Cash Flows for the three and six months ended June 30, 2014 and 2013;	F-18

	(d)	Notes to the Consolidated Financial Statements.	F-19 - F-29

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder

Textmunication Holdings, Inc.

Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Textmunication Holdings, Inc. and subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2013 and 2012 and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

L. L. Bradford & Company, LLC

/S/ LL Bradford & Company, LLC

Sugar Land, TX

May 9, 2014

F-1

Textmunication Holdings, Inc.
Consolidated Balance Sheets
December 31, 2013 and 2012

	2013	2012
Assets
Current Assets
Cash	$1,416	$-
Accounts receivable, net	3,614	76
Due from related party	3,000	3,000
Other current assets	1,265	1,559
Total Current Assets	9,295	4,635

Total Assets	$9,295	$4,635

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$88,388	$37,670
Loans payable	1,112	10,000
Loans payable - related party	10,000	5,000
Convertible promissory notes, net of discount	68,369	-
Total Current Liabilities	167,869	52,670
Total Liabilities	167,869	52,670
Commitments and Contingencies
Stockholders' Deficit
Preferred stock, 10,000,000 shares authorized, $0.0001 par value, none issued and outstanding	-	-
Common stock, 250,000,000 shares authorized, $0.0001 par value, 67,082,130 and 64,512,166 issued and outstanding at December 31, 2013 and 2012, respectively	6,708	6,451
Additional paid in capital	847	(304)
Accumulated deficit	(166,129)	(54,182)
Total Stockholders' Deficit	(158,574)	(48,035)
Total Liabilities and Stockholders' Deficit	$9,295	$4,635

The Accompanying Notes are an Integral Part of These Financial Statements

F-2

Textmunication Holdings, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2013 and 2012

	2013	2012
Sales	$339,533	$246,224
Cost of sales	84,061	68,795

Gross Profit	255,472	177,429
Selling, general and administrative expenses	346,836	200,845

Loss from operations	(91,364)	(23,416)
Other expense
Amortization of debt discount	11,654	-
Interest expense	2,561	-
Factoring Expense	6,368	-
Loss on debt settlement	-	2,044
Total other expense	20,583	2,044

Net loss	$(111,947)	(25,460)

Net income (loss) per share - basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding	64,843,093	64,512,166

The Accompanying Notes are an Integral Part of These Financial Statements

F-3

Textmunication Holdings, Inc.
Consolidated Statement of Changes in Stockholder's Deficit
For the Years Ended December 31, 2013 and 2012

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2012	33,220	3	64,512,166	6,451	(1,831)	(28,722)	(24,099)

Capital contributed by shareholder	-	-	-	-	1,524	-	1,524

Net loss, year ended December 31, 2012	-	-	-	-	-	(25,460)	(25,460)

Balance, December 31, 2012	33,220	3	64,512,166	6,451	(307)	(54,182)	(48,035)

Conversion of preferred stock to common	(33,220)	(3)	174,362	17	(14)	-	-
Common stock issues to in settlement of debt	-	-	1,000,000	100	(100)	-	-
Common stock issued with convertible debt	-	-	750,000	75	(75)	-	-
Effect of merger and recapitalization	-	-	645,602	65	46	-	111
Warrants issued with convertible debt	-	-	-	-	1,297	-	1,297
Net loss, year ended December 31, 2013	-	-	-	-	-	(111,947)	(111,947)

Balance, December 31, 2013	-	-	67,082,130	6,708	847	(166,129)	(158,574)

The Accompanying Notes are an Integral Part of These Financial Statements

F-4

Textmunication Holdings, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2013 and 2012

	2013	2012
Cash Flows From Operating Activities:
Net loss	$(111,947)	$(25,460)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of debt discount	11,654	-
Loss on debt settlement	-	2,044
Changes in operating assets and liabilities:
Accounts receivable	(3,538)	8,363
Other current assets	294	(78)
Accounts payable	48,841	3,976
Net Cash Used In Operating Activities	(54,696)	(11,155)

Cash Flows From Financing Activities:
Payments of loans payable	(8,888)	(700)
Proceeds from related party loans	5,000	5,000
Proceeds from convertible promissory notes	60,000	-
Capital contributed by shareholder	-	1,524
Net Cash Provided By Financing Activities	56,112	5,824

Net Change in Cash	1,416	(5,331)
Cash at beginning of period	-	5,331
Cash at end of period	$1,416	$-

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental disclosures of non-cash investing and financing activities:
As part of the reverse merger, the Company acquired the following liabilities:
Convertible promissory notes net of debt discount	$14,016	$-
Accrued interest	$1,878	$-
Debt discount on convertible debentures	$17,302	$-

The Accompanying Notes are an Integral Part of These Financial Statements

F-5

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1 – ORGANIZATION

Textmunication Holdings, Inc. (Company) was formed in October 1984 in the State of Georgia as Brock Control Systems.  Founded by Richard T. Brock, the Company was in the sales automation market and an early developer of enterprise customer management systems.  The Company went public at the end of March of 1993.  In February of 1996, the Company changed its name to Brock International Inc., and in March of 1998, the name was again changed to Firstwave Technologies, Inc.

In 2007, the Company had its common stock deregistered in order to avoid the expenses of being a public company.  The Company reported briefly on the OTC Disclosure & News Service in 2008. The Company again changed its name to FSTWV, Inc.

In April 2013 the FSTWV preferred stock holders A, B, C and D series converted their prefer shares into common shares of the Company. On October 28, 2013, the Company held a shareholder meeting to reincorporate the Company in the State of Nevada and concurrently change its name to Textmunication Holdings, Inc.  The Company also voted to approve a 1 for 5 reverse split of our outstanding common stock.. Per-share amounts in the accompanying financial statements have been adjusted for the split.

Following our shareholder meeting, on November 16, 2013, the Company entered into a Share Exchange Agreement (SEA) with Textmunication, Inc. a California corporation and Wais Asefi (its sole shareholder), whereby we issued 65,640,207 new shares of common stock in exchange for 100% of the issued and outstanding shares of Textmunication, Inc. and simultaneously the major shareholder of the Company retired 1,128,041 post reverse shares (pre-split: 5,640,207) shares of our common stock to the Company’s treasury.  As a result of the SEA, we acquired Textmunication, Inc. and have assumed its business operations in the mobile marketing business.

For accounting purposes, the SEA transaction has been accounted for as a reverse recapitalization, with Textmunication Holdings, Inc. as the acquirer. The consolidated financial statements of Textmunication Holdings, Inc. for the fiscal year ended December 31, 2013 represent a continuation of the financial statements of Textmunication, Inc., with one adjustment, which is to retroactively adjust the legal capital of Textmunication, Inc. to reflect the legal capital of Textmunication Holdings, Inc.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Textmunication Holdings, Inc. and its wholly-owned subsidiary, Textmunication, Inc. (collectively referred to as the Company). All significant intercompany transactions and balances have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-6

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of December 31, 2013, the Company has an accumulated deficit of $166,129. The company’s ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and its ability to achieve and maintain profitable operations. While the Company is expanding its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

Fair Value Measurements

Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820-10 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the Note principal or the most advantageous market for an asset or liability in an orderly transaction between participants on the measurement date. Valuation techniques used to measure fair value under ASC 820-10 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on the levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

●	Level 1 - Quoted prices in active markets for identical assets or liabilities.

●	Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or corroborated by observable market data or substantially the full term of the assets or liabilities.

●	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the value of the assets or liabilities.

The fair value of the accounts receivable, accounts payable, notes payable are considered short term in nature and therefore their value is considered fair value.

F-7

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Convertible Instruments

The Company accounts for convertible debt with beneficial conversion features in accordance with ASC 470-20, which requires the Company to recognize separately, at issuance, the embedded beneficial conversion feature as a discount to the debt. The recognition is done by allocating a portion of the proceeds equal to the intrinsic value of that feature as a debt discount. The intrinsic value is calculated as the difference between the effective conversion price of the convertible debt and the fair value of the shares at issuance date.

Warrants

The Company accounts for warrants issued in conjunction with stock issuances under private placement using the fair value method. Under this method, the value of warrants issued is measured at fair value at the grant date using the Black-Scholes valuation model and recorded as share capital and additional paid-in capital.

The Company recognized the value of detachable warrants issued in conjunction with issuance of notes payable using the Black-Scholes pricing model. The Company recorded the relative fair value of the warrant as an increase to additional paid-in capital and discount against the related debt. The discount attributed to the value of the warrants is being amortized over the term of the underlying debt instrument.

Cash and cash equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are stated at the amount management expects to collect. The Company generally does not require collateral to support customer receivables. The Company provides an allowance for doubtful accounts based upon a review of the outstanding accounts receivable, historical collection information and existing economic conditions. As of December 31, 2013 and 2012 the allowance for doubtful accounts was $0 and bad debt expense of $0 for each year respectively.

Advertising

Advertising expenses consist primarily of costs of promotion for corporate image and product. The Company expenses all advertising costs as incurred. For the year ended December 31, 2013 and 2012, advertising expenses were $0 and $175 respectively.

F-8

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Codification, or (“ASC”), 605, Revenue Recognition. We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of our fees is reasonably assured.

Thus, we recognize subscription revenue on a monthly basis, as services are provided. Customers are billed for the subscription on a monthly, quarterly, semi-annual or annual basis, at the customer’s option.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future federal and state income taxes. Any interest charges on underpayment or other assessments are recorded as interest expense. Any penalties are recorded in Operating Expenses.

Net income (loss) per Common Share

Basic net income (loss) per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Since the Company reflected a net loss for the year ended December 31, 2013 and 2012, the effect of considering any common stock equivalents would have been anti-dilutive and therefore a separate computation of diluted loss per share is not presented.

Recent Accounting Pronouncements

No new accounting pronouncements issued or effective during the fiscal year has had or is expected to have a material impact on the financial statements.

Note 3 – ACCOUNTS RECEIVABLE AND FACTORING AGREEMENT

In the ordinary course of business, the Company utilizes accounts receivable-credit card factoring agreements with third-party financing company in order to accelerate its cash collections from product sales. In addition, these agreements provide the Company with the ability to limit credit exposure to potential bad debts, to better manage costs related to collections as well as to enable customers to extend their credit terms. These agreements involve the ownership transfer of eligible trade accounts receivable, without recourse or discount, to a third party financial institution in exchange for cash.

F-9

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 3 – ACCOUNTS RECEIVABLE AND FACTORING AGREEMENT (Continued)

The Company accounts for these transactions in accordance with ASC 860, "Transfers and Servicing" ("ASC 860"). ASC 860 allows for the ownership transfer of accounts receivable to qualify for sale treatment when the appropriate criteria is met, which permits the Company to present the balances sold under the program to be excluded from  Accounts receivable, net  on the Consolidated Balance Sheet. Receivables are considered sold when (i) they are transferred beyond the reach of the Company and its creditors, (ii) the purchaser has the right to pledge or exchange the receivables, and (iii) the Company has surrendered control over the transferred receivables. In addition, the Company provides no other forms of continued financial support to the purchaser of the receivables once the receivables are sold. Amounts due from the financial company are recorded with other current assets in the Balance Sheet. The amount sold and fees and recorded in other expense.

Note 4 – LOANS PAYABLE

In 2012 the Company has a loan outstanding with a former employee. The loan is due on demand and has no interest. During the year ended December 31, 2012 the Company entered into a settlement with the former employee which resulted in a loss on debt settlement of $2,044. Amounts outstanding as of December 31, 2013 and 2012 were $1,112 and $10,000, respectively.

During the year ended December 31, 2013 the Company received loans from a relative of the CEO. The loans are due on demand and have no interest. Amounts outstanding as of December 31, 2013 and 2012 were approximately $10,000 and $5,000, respectively.

Note 5 – CONVERTIBLE PROMISSORY NOTES

Convertible notes payable consists of the following as of December 31, 2013 and 2012

Description	2013	2012
In connection with the SEA, the Company assumed three convertible promissory notes for an aggregate of $13,670, net of debt discount. The notes mature on September 14, 2014 and accrue interest at a rate of 12% per annum. The note principal is convertible at a price of $.00382 per share. At issuance the fair market value of the Company’s common stock was $.013 per share. The conversion feature of the note is considered beneficial to the investor due to the conversion price for the convertible note being lower than the fair market value of the common stock on the date the note was issued. The beneficial conversion feature was recorded at the debt’s inception as a discount of the debt of $76,429 and is being amortized over the lives of the convertible debt. Amortization of debt discount during the period from November 16, 2013 (date of SEA) through December 31, 2013 and the year ended December 31, 2012 was $9,528 and $0, respectively and the unamortized discount at December 31, 2013 and December 31, 2012 was $53,231 and $0, respectively. Interest expense recorded on the convertible notes for the period from November 16, 2013 (date of SEA) through December 31, 2013 and the year ended December 31, 2012 was $1,156 and $0, respectively.

One of the holders of the convertible promissory notes with a principal value of $25,476, entered into note purchase and assignment agreements whereby half of the principal of the note was assigned to two separate note holders. The original note was substituted and replaced by two amended and restated 12% convertible promissory notes with restated principal amounts of $12,738 each. All other terms of the original note remain in effect.

The principal balance outstanding on the loans as of December 31, 2013 and 2012 was $76,429 and $0, respectively.	$76,429	-

F-10

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 5 – CONVERTIBLE PROMISSORY NOTES (Continued)

In connection with the SEA, the Company assumed a convertible note for an aggregate of $36,363, net of debt discount. The note matures on November 7, 2014 and interest accrues at a rate of 20% per annum. The note principal is convertible into common stock at the rate of $.001 per share or 50 million shares of the Company’s common stock but such conversion can only take effect upon default of the note. The note is secured by 59,400,000 shares of the Company’s common stock. In conjunction with the note the Company issued 750,000 shares of restricted common stock and 1,000,000 common stock purchase warrants exercisable for twelve months at $.10 per warrant for one share of Company common stock.

The relative fair value of the common stock and warrants at the debt’s inception of $6,884 and $9,121, respectively were recorded as a discount to the debt and are being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 606.16%; no dividend yield; and a risk free interest rate of 0.11%. Amortization of debt discount during the period from November 16, 2013 (date of SEA) through December 31, 2013 and the year ended December 31, 2012 was $2,017 and $0, respectively and the unamortized discount at December 31, 2013 and December 31, 2012 was $136,37 and $0, respectively. Interest expense recorded on the convertible note for the period from November 16, 2013 (date of SEA) through December 31, 2013 and the year ended December 31, 2012 was $1,260 and $0, respectively. The principal balance outstanding on the loan as of December 31, 2013 and 2012 was $50,000 and $0, respectively.	50,000	-

On November 17, 2013, the Company issued a $10,000 convertible promissory note. The note matures on May 17, 2015 and accrues interest at a rate of 12% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the note, the Company issued 100,000 common stock purchase warrants exercisable for twelve months at a price of $.125 per share. The relative fair value of the warrants at inception of $1,297 was recorded as a discount to the debt and is being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 608.68%; no dividend yield; and a risk free interest rate of 0.13%.

Amortization of debt discount during the year ended December 31, 2013 and December 31, 2012 was $104 and $0, respectively and the unamortized discount at December 31, 2013 and December 31, 2012 was $1,193 and $0, respectively. Interest expense recorded on the convertible note for the year ended December 31, 2013 and December 31, 2012 was $145 and $0, respectively.	10,000	-

Total convertible notes payable	136,429	-
Less discounts	93,731
Add amortization	25,670

Convertible notes net of discount	$68,369	$-

F-11

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 6 – WARRANTS

On November 7, 2013, the Company issued 1,000,000 warrants with an exercise price of $0.10 per share in conjunction with a $50,000 convertible promissory note. The warrants are exercisable at any time for one year following the execution of the agreement.

On November 17, 2013, the Company issued 100,000 warrants with an exercise price of $0.125 per share in conjunction with a $10,000 convertible promissory note. The warrants are exercisable at any time for one year following the execution of the agreement.

The following assumptions were used to calculate the grant date fair value of the warrants:

	November 7 Warrants	November 17 Warrants
Market price and estimated fair value of common stock	$0.0135	$0.015
Exercise price	$0.10	$0.125
Remaining contractual life (years)	1.00	1.00
Dividend yield	-	-
Expected volatility	606.16%	608.68%
Risk-free interest rate	0.11%	0.13%

Expected volatility is based primarily on historical volatility. Historical volatility was computed using daily pricing observations for recent periods that correspond to the term of the warrants. The Company’s management believes this method produces an estimate that is representative of the expectations of future volatility over the expected term of these warrants. The Company has no reason to believe future volatility over the expected remaining life of these warrants will likely differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on U.S. Treasury securities according to the remaining term of the financial instruments.

Outstanding share purchase warrants consisted of the following as of December 31, 2013 and 2012:

Expiration Date	Exercise price per share	Balance December 31, 2012	Issued	Exercised	Balance December 31, 2013
November 7, 2014	$0.100	-	1,000,000	-	1,000,000
November 17, 2014	$0.125	-	100,000	-	100,000
Total Warrants Outstanding		-	1,100,000	-	1,100,000

Weighted average exercise price			$0.102		$0.102
Average remaining contractual term (years)					0.87

F-12

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 7 – STOCKHOLDERS' EQUITY

For the year ended December 31, 2012 a shareholder contributed capital in the amount of $1,524.

In April 2013 the FSTWV preferred stock holders A, B, C and D series converted their prefer shares into common shares of the Company.

On September 19, 2013 we issued 1,000,000 shares of common stock to settle a note payable with our former shareholder.

On November 7, 2013 in conjunction with the issuance of a convertible note the Company issued 750,000 shares of restricted common stock and 1,000,000 common stock purchase warrants exercisable for twelve months at $.10 per warrant for one share of Company common stock.

On November 16, 2013 we entered into the SEA and effected our merger and recapitalization.

Note 8 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2013 and 2012 the Company received loans from a relative of the CEO. The loans are due on demand and have no interest. Amounts outstanding as of December 31, 2013 and 2012 were $10,000 and $5,000, respectively.

Note 9 – INCOME TAX

We experienced a change of control coincident with the execution of the SEA. On that date we had cumulative net operating losses totaling approximately $166,000. Management has determined that due to the impact of Section 382 of the Internal Revenue Code, the application of net operating loss carry forwards against future taxable income will be severally limited. Accordingly, we believe the tax benefit of such loses will be insignificant and we therefore chose not to present a deferred tax benefit or valuation allowance as of December 31, 2013 and estimate that the cumulative value of timing differences between the carrying value of assets and liabilities for tax purposes is also insignificant.

Note 10 – COMMITMENTS AND CONTINGENCIES

Office Lease

On June 13, 2011 the Company signed an amendment to its lease originally signed on May 9, 2008. The amended lease commenced August 1, 2011 and expires July 31, 2014. Rent expense was approximately $39,754 and $17,109 for the twelve months ended December 31, 2013 and December 31, 2012, respectively.

Minimum future lease commitments are as follows:

2014	$10,350
Total	$10,350

F-13

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 10 – COMMITMENTS AND CONTINGENCIES (Continued)

Executive Employment Agreement

The Company has an employment agreement with the CEO/Chairman to perform duties and responsibilities as may be assigned by the Board of Directors. The base salary is in the amount of $100,000 per annum plus an annual discretionary bonus plus benefits commencing on December 17, 2013 and ending May 1, 2017 with an automatic renewal on each anniversary date (May 1) thereafter.

Litigations, Claims and Assessments

The Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

Note 11 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events after the balance sheet date of December 31, 2013 through May 9, 2014, the date the financial statements are available to be issued and determined that there are certain reportable events to be disclosed as follows:

On January 20, 2014, the Company issued a $5,000 convertible promissory note. The note matures on August 1, 2015 and accrues interest at a rate of 6% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the note, the Company issued 50,000 common stock purchase warrants exercisable for 12 months at a price of $.125 per share.

On February 13, 2014, the Company issued two $5,000 convertible promissory notes. The notes mature on May 31, 2015 and accrue interest at a rate of 12% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the notes, the Company issued 100,000 common stock purchase warrants exercisable for 12 months at a price of $.125 per share.

On April 17, 2014, the Company issued a $10,000 convertible promissory note. The note matures on October 17, 2015 and accrues interest at a rate of 12% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the note, the Company issued 100,000 common stock purchase warrants exercisable for 12 months at a price of $.125 per share.

F-14

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 11 – SUBSEQUENT EVENTS (Continued)

In 2007, the Company had its common stock deregistered in order to avoid the expenses of being a public company.  The Company reported briefly on the OTC Disclosure & News Service in 2008. The Company again changed its name to FSTWV, Inc.

In April 2013 the FSTWV preferred stock holders A, B, C and D series converted their prefer shares into common shares of the Company. On October 28, 2013, the Company held a shareholder meeting to reincorporate the Company in the State of Nevada and concurrently change its name to Textmunication Holdings, Inc. The Company also voted to approve a 1 for 5 reverse split of our outstanding common stock. Per-share amounts in the accompanying consolidated financial statements have been adjusted for the split.

Following our shareholder meeting, on November 16, 2013, the Company entered into a Share Exchange Agreement (SEA) with Textmunication, Inc. a California corporation and Wais Asefi (its sole shareholder), whereby we issued 65,640,207 new shares of common stock in exchange for 100% of the issued and outstanding shares of Textmunication, Inc. and simultaneously the major shareholder of the Company retired 1,128,041 post reverse shares (pre-split: 5,640,207) shares of our common stock to the Company’s treasury.  As a result of the SEA, we acquired Textmunication, Inc. and have assumed its business operations in the mobile marketing business.

For accounting purposes, the SEA transaction has been accounted for as a reverse recapitalization, with Textmunication Holdings, Inc. as the acquirer. The consolidated financial statements of Textmunication Holdings, Inc. for the fiscal year ended December 31, 2013 represent a continuation of the consolidated financial statements of Textmunication, Inc., with one adjustment, which is to retroactively adjust the legal capital of Textmunication, Inc. to reflect the legal capital of Textmunication Holdings, Inc.

F-15

Textmunication Holdings, Inc.
Consolidated Balance Sheets
June 30, 2014 and December 31, 2013 (Unaudited)

	2014	2013
Assets
Current Assets
Cash	$6,627	$1,416
Accounts receivable, net	7,520	4,879
Due from related party	3,000	3,000
Total Current Assets	17,147	9,295

Equipment, net	2,069	-

Total Assets	$19,216	$9,295

Liabilities and Stockholders' Deficit

Current Liabilities:
Accounts payable and accrued liabilities	$84,223	$88,388
Loans payable	38,871	1,112
Loans payable - related party	10,000	10,000
Convertible promissory notes, net of discount	123,660	68,369
Total Current Liabilities	256,754	167,869

Convertible promissory notes, net of discount	17,689	-
Total Liabilities	274,443	167,869

Commitments and Contingencies

Stockholders' Deficit
Preferred stock, 10,000,000 shares authorized, $0.0001 par value, none issued and outstanding	-	-
Common stock, 250,000,000 shares authorized, $0.0001 par value, 67,082,130 issued and outstanding	6,708	6,708
Additional paid in capital	30,659	847
Accumulated deficit	(292,594)	(166,129)
Total Stockholders' Deficit	(255,227)	(158,574)

Total Liabilities and Stockholders' Deficit	$19,216	$9,295

The Accompanying Notes are an Integral Part of These Financial Statements

F-16

Textmunication Holdings, Inc.

Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2014 and 2013

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Sales	$72,439	$76,464	$182,307	$186,958

Cost of sales	18,364	19,882	50,811	25,282

Gross Profit	54,075	56,583	131,496	161,676

Selling, general and administrative expenses	73,109	61,244	187,124	153,364

Income (loss) from operations	(19,034)	(4,661)	(55,628)	8,312
Other (income) expense
Amortization of debt discount	28,363	-	51,679	-
Interest expense	8,225	-	16,025	-
Factoring Expense	-		3,133	-
Total other (income) expense	36,588	-	70,837	-

Net income (loss)	$(55,622)	$(4,661)	$(126,465)	$8,312

Net income (loss) per share - basic and diluted	$(0.00)	(0.00)	$(0.00)	$0.00

Weighted average shares outstanding	67,082,130	64,512,166	67,082,130	64,512,166

The Accompanying Notes are an Integral Part of These Financial Statements

F-17

Textmunication Holdings, Inc.
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2014 and 2013 (Unaudited)

	2014	2013
Cash Flows From Operating Activities:
Net (loss) income	$(126,465)	$8,312
Adjustments to reconcile net (loss) income to net cash used in operating activities
Amortization of debt discount	51,679	-
Share based compensation	6,113	-
Depreciation	109	-
Changes in operating assets and liabilities:
(Increase) decrease in:
Prepaid	1,265
Accounts receivable	(3,906)	(973)
Increase (decrease) in:
Accounts payable	9,548	1,451
Net Cash (Used In) Provided by Operating Activities	(61,657)	8,790

Cash Flows From Investing Activities
Purchase of equipment	(2,178)	-
Net Cash Used By Investing Activities	(2,178)	-

Cash Flows From Financing Activities:
Payments of loans payable	(1,112)	(2,222)
Proceeds from loans payable	25,157	-
Proceeds from convertible promissory notes	45,000	-
Net Cash Provided By Financing Activities	69,045	(2,222)

Net Change in Cash	5,211	6,568

Cash at beginning of period	1,416	-

Cash at end of period	$6,627	$6,568

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental disclosures of non-cash investing and financing activities:
Debt discount on convertible debentures	$23,699	$-

The Accompanying Notes are an Integral Part of These Financial Statements

F-18

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

Note 1 – ORGANIZATION

Textmunication Holdings, Inc. (Company) was formed in October 1984 in the State of Georgia as Brock Control Systems.  Founded by Richard T. Brock, the Company was in the sales automation market and an early developer of enterprise customer management systems.  The Company went public at the end of March of 1993.  In February of 1996, the Company changed its name to Brock International Inc., and in March of 1998, the name was again changed to Firstwave Technologies, Inc.

In 2007, the Company had its common stock deregistered in order to avoid the expenses of being a public company.  The Company reported briefly on the OTC Disclosure & News Service in 2008. The Company again changed its name to FSTWV, Inc.

In April 2013, the FSTWV preferred stock holders A, B, C and D series converted their prefer shares into common shares of the Company. On October 28, 2013, the Company held a shareholder meeting to reincorporate the Company in the State of Nevada and concurrently change its name to Textmunication Holdings, Inc. The Company also voted to approve a 1 for 5 reverse split of our outstanding common stock. Per-share amounts in the accompanying consolidated financial statements have been adjusted for the split.

Following our shareholder meeting, on November 16, 2013, the Company entered into a Share Exchange Agreement (SEA) with Textmunication, Inc. a California corporation and Wais Asefi (its sole shareholder), whereby we issued 65,640,207 new shares of common stock in exchange for 100% of the issued and outstanding shares of Textmunication, Inc. and simultaneously the major shareholder of the Company retired 1,128,041 post reverse shares (pre-split: 5,640,207) shares of our common stock to the Company’s treasury.  As a result of the SEA, we acquired Textmunication, Inc. and have assumed its business operations in the mobile marketing business.

For accounting purposes, the SEA transaction has been accounted for as a reverse recapitalization, with Textmunication Holdings, Inc. as the acquirer. The consolidated financial statements of Textmunication Holdings, Inc. for the fiscal year ended December 31, 2013 represent a continuation of the consolidated financial statements of Textmunication, Inc., with one adjustment, which is to retroactively adjust the legal capital of Textmunication, Inc. to reflect the legal capital of Textmunication Holdings, Inc.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Textmunication Holdings, Inc. and its wholly-owned subsidiary, Textmunication, Inc. (collectively referred to as the Company). All significant intercompany transactions and balances have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-19

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Going Concern

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of June 30, 2014, the Company has an accumulated deficit of $292,594. The company’s ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and its ability to achieve and maintain profitable operations. While the Company is expanding its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might arise from this uncertainty.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

Fair Value Measurements

Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820-10 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the Note principal or the most advantageous market for an asset or liability in an orderly transaction between participants on the measurement date. Valuation techniques used to measure fair value under ASC 820-10 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on the levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

●	Level 1 - Quoted prices in active markets for identical assets or liabilities.

●	Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or corroborated by observable market data or substantially the full term of the assets or liabilities.

●	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the value of the assets or liabilities.

The fair value of the accounts receivable, accounts payable, notes payable are considered short term in nature and therefore their value is considered fair value.

F-20

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Convertible Instruments

The Company accounts for convertible debt with beneficial conversion features in accordance with ASC 470-20, which requires the Company to recognize separately, at issuance, the embedded beneficial conversion feature as a discount to the debt. The recognition is done by allocating a portion of the proceeds equal to the intrinsic value of that feature as a debt discount. The intrinsic value is calculated as the difference between the effective conversion price of the convertible debt and the fair value of the shares at issuance date.

Warrants

The Company accounts for warrants issued in conjunction with stock issuances under private placement using the fair value method. Under this method, the value of warrants issued is measured at fair value at the grant date using the Black-Scholes valuation model and recorded as share capital and additional paid-in capital.

The Company recognized the value of detachable warrants issued in conjunction with issuance of notes payable using the Black-Scholes pricing model. The Company recorded the relative fair value of the warrant as an increase to additional paid-in capital and discount against the related debt. The discount attributed to the value of the warrants is being amortized over the term of the underlying debt instrument.

Cash and cash equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are stated at the amount management expects to collect. The Company generally does not require collateral to support customer receivables. The Company provides an allowance for doubtful accounts based upon a review of the outstanding accounts receivable, historical collection information and existing economic conditions. As of June 30, 2014 and December 31, 2013 the allowance for doubtful accounts was $0 and bad debt expense was $0 for the three and six months ended June 30, 2014 and 2013.

Advertising

Advertising expenses consist primarily of costs of promotion for corporate image and product. The Company expenses all advertising costs as incurred. For the three months ended June 30, 2014 and 2013, advertising expenses were $0 and $0, respectively.

F-21

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Codification, or (“ASC”), 605, Revenue Recognition. We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of our fees is reasonably assured.

Thus, we recognize subscription revenue on a monthly basis, as services are provided. Customers are billed for the subscription on a monthly, quarterly, semi-annual or annual basis, at the customer’s option.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future federal and state income taxes. Any interest charges on underpayment or other assessments are recorded as interest expense. Any penalties are recorded in Operating Expenses.

Net income (loss) per Common Share

Basic net income (loss) per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period.

Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Since the Company reflected a net loss for the three and six months ended June 30, 2014, the effect of considering any common stock equivalents would have been anti-dilutive and therefore a separate computation of diluted loss per share is not presented. The Company did not have any common stock equivalents during the three and six months ended June 30, 2013.

Recent Accounting Pronouncements

No new accounting pronouncements issued or effective during the fiscal year has had or is expected to have a material impact on the financial statements.

Reclassifications

Certain financial statement line items in the 2013 amounts presented in the interim financial statement as of June 30, 2014, and for the periods then ended, have been reclassified to conform to the reporting method adopted for the interim financial statements. Such reclassifications had no significant impact on previously reported financial condition, results of operations or cash flow.

Note 3 – ACCOUNTS RECEIVABLE AND FACTORING AGREEMENT

In the ordinary course of business, the Company utilizes accounts receivable-credit card factoring agreements with third-party financing company in order to accelerate its cash collections from product sales. In addition, these agreements provide the Company with the ability to limit credit exposure to potential bad debts, to better manage costs related to collections as well as to enable customers to extend their credit terms. These agreements involve the ownership transfer of eligible trade accounts receivable, without recourse or discount, to a third party financial institution in exchange for cash.

F-22

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

Note 3 – ACCOUNTS RECEIVABLE AND FACTORING AGREEMENT (Continued)

The Company accounts for these transactions in accordance with ASC 860, "Transfers and Servicing" ("ASC 860"). ASC 860 allows for the ownership transfer of accounts receivable to qualify for sale treatment when the appropriate criteria is met, which permits the Company to present the balances sold under the program to be excluded from   Accounts receivable, net   on the Consolidated Balance Sheet. Receivables are considered sold when (i) they are transferred beyond the reach of the Company and its creditors, (ii) the purchaser has the right to pledge or exchange the receivables, and (iii) the Company has surrendered control over the transferred receivables. In addition, the Company provides no other forms of continued financial support to the purchaser of the receivables once the receivables are sold. Amounts due from the financial company are recorded with other current assets in the Balance Sheet. The amount sold and fees and recorded in other expense.

Note 4 – LOANS PAYABLE

In 2012 the Company has a loan outstanding with a former employee. The loan is non-interest bearing and due on demand. During the year ended December 31, 2012 the Company entered into a settlement with the former employee which resulted in a loss on debt settlement of $2,044. Amounts outstanding as of June 30, 2014 and December 31, 2013 were $0 and $1,112, respectively. In addition, during the three months ended June 30, 2014, the Company borrowed $38,871. The loan is non-interest bearing and due on demand.

During the year ended December 31, 2013 the Company received loans from relatives of the CEO. The loans are non-interest bearing and due on demand. Amounts outstanding as of June 30, 2014 and December 31, 2013 were $10,000 and $10,000, respectively.

Loan payable consists of the following as of June 30

Loans payable	38,871
Loans payable - related party	10,000

Note 5 – CONVERTIBLE PROMISSORY NOTES

Convertible notes payable consists of the following as of June 30, 2014 and December 31, 2013

Description	June 30, 2014	December 31, 2013
In connection with the SEA, the Company assumed three convertible promissory notes for an aggregate of $13,670, net of debt discount. The notes mature on September 14, 2014 and accrue interest at a rate of 12% per annum. The note principal is convertible at a price of $.00382 per share. At issuance the fair market value of the Company’s common stock was $.013 per share. The conversion feature of the note is considered beneficial to the investor due to the conversion price for the convertible note being lower than the fair market value of the common stock on the date the note was issued. The beneficial conversion feature was recorded at the debt’s inception as a discount of the debt of $76,429 and is being amortized over the lives of the convertible debt. Amortization of debt discount during the six months ended June 30, 2014 and 2013 was $37,490 and $0, respectively and the unamortized discount at June 30, 2014 and December 31, 2013 was $15,741 and $0, respectively. Interest expense recorded on the convertible notes for the six months ended June 30, 2014 and 2013 was $4,547 and $0, respectively.

One of the holders of the convertible promissory notes with a principal value of $25,476, entered into note purchase and assignment agreements whereby half of the principal of the note was assigned to two separate note holders. The original note was substituted and replaced by two amended and restated 12% convertible promissory notes with restated principal amounts of $12,738 each. All other terms of the original note remain in effect.	$76,429	76,429

F-23

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

Note 5 – CONVERTIBLE PROMISSORY NOTES (Continued)

In connection with the SEA, the Company assumed a convertible note for an aggregate of $36,363, net of debt discount. The note matures on November 7, 2014 and interest accrues at a rate of 20% per annum. The note principal is convertible into common stock at the rate of $.001 per share or 50 million shares of the Company’s common stock but such conversion can only take effect upon default of the note. The note is secured by 59,400,000 shares of the Company’s common stock. In conjunction with the note the Company issued 750,000 shares of restricted common stock and 1,000,000 common stock purchase warrants exercisable for twelve months at $.10 per warrant for one share of Company common stock.

The relative fair value of the common stock and warrants at the debt’s inception of $6,884 and $9,121, respectively were recorded as a discount to the debt and are being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 606.16%; no dividend yield; and a risk free interest rate of 0.11%. Amortization of debt discount during the six months ended June 30, 2014 and 2013 was $7,936 and $0, respectively and the unamortized discount at June 30, 2014 and December 31, 2013 was $5,701 and $13,637, respectively. Interest expense recorded on the convertible note for the six months ended June 30, 2014 and 2013 was $4,959 and $0, respectively.	50,000	50,000

On November 17, 2013, the Company issued a $10,000 convertible promissory note. The note matures on May 17, 2015 and accrues interest at a rate of 12% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the note, the Company issued 100,000 common stock purchase warrants exercisable for twelve months at a price of $.125 per share. The relative fair value of the warrants at inception of $1,297 was recorded as a discount to the debt and is being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 608.68%; no dividend yield; and a risk free interest rate of 0.13%.

Amortization of debt discount during the six months ended June 30, 2014 and 2013 was $430 and $0, respectively and the unamortized discount at June 30, 2014 and December 31, 2013 was $763 and $979, respectively. Interest expense recorded on the convertible note for the six months ended June 30, 2014 and 2013 was $595 and $0, respectively.	10,000	10,000

F-24

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

Note 5 – CONVERTIBLE PROMISSORY NOTES (Continued)

On January 20, 2014, the Company issued a $5,000 convertible promissory note. The note matures on August 1, 2015 and accrues interest at a rate of 6% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the note, the Company issued 50,000 common stock purchase warrants exercisable for twelve months at a price of $.125 per share. The relative fair value of the warrants at inception of $651 was recorded as a discount to the debt and is being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 588.26%; no dividend yield; and a risk free interest rate of 0.11%.

Amortization of debt discount during the six months ended June 30, 2014 and 2013 was $188 and $0, respectively and the unamortized discount at June 30, 2014 and December 31, 2013 was $463 and $0, respectively. Interest expense recorded on the convertible note for the six months ended June 30, 2014 and 2013 was $58 and $0, respectively.	5,000	-

On February 13, 2014, the Company issued two $5,000 convertible promissory notes. The notes mature on May 31, 2015 and accrue interest at a rate of 12% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the notes, the Company issued 100,000 common stock purchase warrants exercisable for twelve months at a price of $.125 per share. The relative fair value of the warrants at inception of $3,324 was recorded as a discount to the debt and is being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 600.29%; no dividend yield; and a risk free interest rate of 0.12%.

Amortization of debt discount during the six months ended June 30, 2014 and 2013 was $964 and $0, respectively and the unamortized discount at June 30, 2014 and December 31, 2013 was $2,360 and $0, respectively. Interest expense recorded on the convertible notes for the six months ended June 30, 2014 and 2013 was $152 and $0, respectively.	10,000	-

F-25

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

Note 5 – CONVERTIBLE PROMISSORY NOTES (Continued)

On March 10, 2014, the Company issued a $10,000 convertible promissory note. The note matures on December 10, 2015 and accrues interest at a rate of 12% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the notes, the Company issued 100,000 common stock purchase warrants exercisable for twelve months at a price of $.125 per share. The relative fair value of the warrants at inception of $3,324 was recorded as a discount to the debt and is being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 600.26%; no dividend yield; and a risk free interest rate of 0.12%.

Amortization of debt discount during the six months ended June 30, 2014 and 2013 was $582 and $0, respectively and the unamortized discount at June 30, 2014 and December 31, 2013 was $2,742 and $0, respectively. Interest expense recorded on the convertible note for the six months ended June 30, 2014 and 2013 was $368 and $0, respectively.	10,000	-

On April 17, 2014, the Company issued a $10,000 convertible promissory note. The note matures on October 17, 2015 and accrues interest at a rate of 12% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the notes, the Company issued 100,000 common stock purchase warrants exercisable for twelve months at a price of $.125 per share. The relative fair value of the warrants at inception of $8,000 was recorded as a discount to the debt and is being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 444.14%; no dividend yield; and a risk free interest rate of 0.11%.

Amortization of debt discount during the six months ended June 30, 2014 and 2013 was $1,995 and $0, respectively and the unamortized discount at June 30, 2014 and December 31, 2013 was $6,005 and $0, respectively. Interest expense recorded on the convertible note for the six months ended June 30, 2014 and 2013 was $243 and $0, respectively.	10,000	-

On May 29, 2014, the Company issued a $10,000 convertible promissory note. The note matures on December 10, 2015 and accrues interest at a rate of 12% per annum. The note principal and interest are convertible at a price of $.10 per share. In conjunction with the notes, the Company issued 100,000 common stock purchase warrants exercisable for twelve months at a price of $.125 per share. The relative fair value of the warrants at inception of $8,400 was recorded as a discount to the debt and is being amortized to debt discount over the life of the debt. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of 1.0 years; volatility of 290.82%; no dividend yield; and a risk free interest rate of 0.10%.

Amortization of debt discount during the six months ended June 30, 2014 and 2013 was $2,094 and $0, respectively and the unamortized discount at June 30, 2014 and December 31, 2013 was $6,306 and $0, respectively. Interest expense recorded on the convertible note for the six months ended June 30, 2014 and 2013 was $105 and $0, respectively.	10,000	-

Total convertible notes payable	181,429	136,429
Less discounts	117,429	93,731
Add amortization	77,349	25,670
Convertible notes net of discount	141,349	68,369
Less current portion	123,660	68,369
Convertible notes, net of current	$17,689	-

F-26

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

Note 6 – WARRANTS

On November 7, 2013, the Company issued 1,000,000 warrants with an exercise price of $0.10 per share in conjunction with a $50,000 convertible promissory note. The warrants are exercisable at any time for one year following the execution of the agreement.

On November 17, 2013, the Company issued 100,000 warrants with an exercise price of $0.125 per share in conjunction with a $10,000 convertible promissory note. The warrants are exercisable at any time for one year following the execution of the agreement.

On January 20, 2014, the Company issued 50,000 warrants with an exercise price of $0.125 per share in conjunction with a $5,000 convertible promissory note. The warrants are exercisable at any time for one year following the execution of the agreement.

On February 13, 2014, the Company issued 100,000 warrants with an exercise price of $0.125 per share in conjunction with two $5,000 convertible promissory notes. The warrants are exercisable at any time for one year following the execution of the agreement.

On March 10, 2014, the Company issued 100,000 warrants with an exercise price of $0.125 per share in conjunction with a $10,000 convertible promissory note. The warrants are exercisable at any time for one year following the execution of the agreement.

On April 17, 2014, the Company issued 100,000 warrants with an exercise price of $0.125 per share in conjunction with a $10,000 convertible promissory note. The warrants are exercisable at any time for one year following the execution of the agreement.

On May 29, 2014, the Company issued 100,000 warrants with an exercise price of $0.125 per share in conjunction with a $10,000 convertible promissory note. The warrants are exercisable at any time for one year following the execution of the agreement.

Outstanding share purchase warrants consisted of the following as of June 30, 2014 and December 31, 2013:

Expiration Date	Exercise price per share	Balance December 31, 2013	Issued	Exercised	Balance June 30, 2014
November 7, 2014	$0.10	1,000,000	-	-	1,000,000
November 17, 2014	$0.125	100,000	-	-	100,000
January 20, 2015	$0.125	-	50,000	-	50,000
February 13, 2015	$0.125	-	100,000	-	100,000
March 10, 2015	$0.125	-	100,000	-	100,000
April 17, 2015	$0.125		100,000		100,000
May 29, 2015	$0.125		100,000		100,000
Total Warrants Outstanding		1,100,000	450,000	-	1,550,000

Weighted average exercise price		$0.102	$0.125		$0.106
Average remaining contractual term (years)		0.87			0.49

F-27

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

Note 7 – STOCKHOLDERS' EQUITY

In April 2013 the FSTWV preferred stock holders A, B, C and D series converted their prefer shares into common shares of the Company.

On September 19, 2013 we issued 1,000,000 shares of common stock to settle a note payable with our former shareholder.

On November 7, 2014 in conjunction with the issuance of a convertible note the Company issued 750,000 shares of restricted common stock and 1,000,000 common stock purchase warrants exercisable for twelve months at $.10 per warrant for one share of Company common stock.

On November 16, 2013 we entered into the SEA and effected our merger and recapitalization.

Note 8 – RELATED PARTY TRANSACTIONS

During the years ended December 31, 2013 and 2012 the Company received loans from a relative of the CEO. The loans are due on demand and have no interest. Amounts outstanding as of June 30, 2014 and December 31, 2013 were $10,000 and $10,000, respectively.

Note 9 – INCOME TAX

We experienced a change of control coincident with the execution of the SEA. On that date we had cumulative net operating losses totaling approximately $166,000. Management has determined that due to the impact of Section 382 of the Internal Revenue Code, the application of net operating loss carry forwards against future taxable income will be severally limited. Accordingly, we believe the tax benefit of such loses will be insignificant and we therefore chose not to present a deferred tax benefit or valuation allowance as of June 30, 2014 or December 31, 2013 and estimate that the cumulative value of timing differences between the carrying value of assets and liabilities for tax purposes is also insignificant.

Note 10 – COMMITMENTS AND CONTINGENCIES

Office Lease

On June 13, 2011 the Company signed an amendment to its lease originally signed on May 9, 2008. The amended lease commenced August 1, 2011 and expires July 31, 2014. Rent expense was approximately $8,235 and $16,470 for the three months ended June 30, 2014 and 2013, respectively.

Minimum future lease commitments are as follows:

2014	$2,745
Total	$2,745

Executive Employment Agreement

The Company has an employment agreement with the CEO/Chairman to perform duties and responsibilities as may be assigned by the Board of Directors. The base salary is in the amount of $100,000 per annum plus an annual discretionary bonus plus benefits commencing on December 17, 2013 and ending May 1, 2017 with an automatic renewal on each anniversary date (May 1) thereafter.

F-28

Textmunication Holdings, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

Note 10 – COMMITMENTS AND CONTINGENCIES (continued)

Litigations, Claims and Assessments

The Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

Note 11 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events after the balance sheet date of June 30, 2014 through August13, 2014, the date the financial statements are available to be issued and determined that there are certain reportable events to be disclosed as follows:

On July 7, 2014, the Company issued two $10,000 convertible promissory notes. The notes mature on July 7, 2015 and accrues interest at a rate of 12% per annum. The notes principal and interest are convertible at a price of $.10 per share. In conjunction with the notes, the Company issued each note holder a 100,000 common stock purchase warrant exercisable for 12 months at a price of $.125 per share.

F-29

MANAGEMENT’S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Plan of Operation

Below is our plan of operations for the next twelve months.

Management

We will need to pay our management team and consultants that assist with managerial and administration efforts in the next twelve months.  We have 5 employees, including a CEO, Director of Sales, Lead Developer, VP of Operations, and Client Success Manager, and 7 consultants that assist with mobile consulting, systems engineering, social media efforts and graphic design, on an as-needed basis.  We do not have employment agreements or written consulting agreements with any of our personnel, except for our CEO, Asefi Wais.  His employment agreement obligates us to pay him $100,000 annually.  In order to compensate him and all of the above managerial and administrative support, we will require $385,000 in the next twelve months.

Marketing Plan and Personnel

The goal is to build engaging content for potential clients to make it clear what we do and that we excel at it. The target audience for potential and existing clients is primarily small to medium businesses.

Our objectives to meet this goal include the following:

●	revamping our website and setting up Google analytics for tracking SEO and keywords;

●	setting up accounts for Facebook and LinkedIn for paid advertisements;

●	designing and participating in various social media sites;

●	blogging, preparing newsletters, and engaging in email campaigns; and

●	hosting web seminars with attendance driven by the foregoing;

To accomplish these objectives, we will need to hire bloggers, programmers, and graphic, web and video developers.  We estimate the cost for these personnel at $115,000 in the next twelve months.

We also need to revamp our website, purchase marketing software and materials, Google Analytics, hire IR/PR consultants, set aside money for conventions, and advertise for Facebook, LinkedIn and other social media. We estimate these expenses at $340,000 for the next twelve months.

29

Sales Personnel

We intend to hire sales personnel to help grow our business.  Our anticipated sales force will work in teams of two. There will be a position for LDR (Lead Development & Research), who is responsible for originating new leads and converting those leads into scheduled appointments for an AR (Account Representative), who will perform an online demo overview about our company and the services we offer.  We expect to pay an LDR $25,000 annually and the AE $30,000 annually.

We hope to eventually have a team in place for each our targeted customer groups, which are as follows:

1.	Lifestyle: salons, spas, health clubs, gyms, fitness centers, massage, hotels, etc.
2.	Entertainment: golf, comedy, bars & nightclubs, casinos, bowling, etc,
3.	Food & restaurant: QSR and restaurant style
4.	Retail: automotive, clothing, apparel, car washes

As we continue to grow, sales teams will be added in each targeted customer group according to geographic region.

From our past experience, one team should be able to reach out to 1,600 contacts, and yield 60 demos per month.  With this forecast, which is really just an estimate, one team could generate $6,000 in new sales per month. We hope to hire 2 teams for a total of $110,000 in the next twelve months.

We will have one Sales Director over teams and more may be added as our company grows and our geographical customer base expands.  The sales Director is responsible for leading and developing the sales team, organizing and assigning industry specifics and regions, and working hand in hand with current and new partners for sustained growth.   We have one Sales Director already and do not plan on using the proceeds of this Offering to hire anymore.

Professional Fees

We expect to spend roughly $50,000 in professional fees for legal and accounting support in the next twelve months.

Our Budget

We have broken down all of the above expenses in the section of this Prospectus titled, “Use of Proceeds.”  Our optimum level of growth for success will be achieved if we are able to raise $1,000,000 in the next twelve months.  With our Primary Offering, we hope to accomplish this goal.  However, funds are difficult to raise in today’s economic environment; thus, we have allocated funds in the Use of Proceeds if we are unable to raise $1,000,000 according to percentages of net proceeds received.  If we are unable to raise $1,000,000 our ability to implement our business plan and achieve our goals will be significantly diminished. We do not have a minimum amount of funds to raise in the Primary Offering. Thus, if we are unable to enough money to pay our expenses and meet our goals, you could lose your entire investment tin our business.

We have generated revenue but we have experienced a history of losses. At June 30, 2014 we had cash on hand of $6,627 and accumulated a deficit of $$292,594. We currently have $594 cash on hand. Our monthly expenses have historically been approximately $18,000 and we have had sufficient revenues to cover those expenses in the past. The added costs of going public have resulted in a monthly burn rate of approximately $10,600 in recent months.  Thus, even though our revenues fund most of our operating expenses, we have taken on small loans to help bridge the gap with the onset of accounting and professional fees in connection with going public. We have raised approximately $160,000 in small loans since September 2013. There is no guarantee that these small loans will be available to us in the future. We expect that we will not be able to continue operations beyond 6 months with our current available capital resources, which presently consist of $594 in cash and our monthly revenues, without obtaining additional funding or generating more revenues. We will need at a minimum $100,000 in capital to fund operations in the next 12 months.

We plan to ramp up operations to generate additional revenues beyond our existing revenues but this will require additional funding. We anticipate that additional funding will be needed for general administrative expenses, business development, marketing costs and support materials. We hope to raise $1,000,000 in this Offering to conduct such activities in the next twelve months.

30

Results of Operation for the Years Ended December 31, 2013 and 2012

Revenues

For the year ended December 31, 2013, we earned revenues in the amount of $339,533, as compared with revenues of $246,224 for the year ended December 31, 2012. Our increase revenues from 2012 to 2013 has been due to clients upgrading their accounts from smaller packages to larger monthly subscriptions as a result of the success they have been experiencing with their mobile marketing programs.  We have seen steady growth in sales from clients asking to increase their SMS volume, which in turn increases their monthly subscription costs.  We expect this trend to continue in our ongoing operations.

We believe our focus on select industries will provide better customer service and further increase sales in our ongoing operations.  Our future growth plans are in the following verticals: health and fitness, golf courses, and quick service restaurants.  Our plan is to onboard 1000 new health and fitness gyms (to complement the 5500 in our existing sales pipeline) through our partner companies such as Clubready, ABC financial, Money movers, CFG retention group and other current partners in the health and fitness industry.  Based on our current targeted marketing vertical, we are also expecting to bring on 200 golf courses and 100 United States Air Force bases.

We believe there is a current trend to expand mobile marketing as an effective means of marketing to customers.  We are seeing more and more companies turning to mobile marketing as a way to communicate and engage with their members/customers.

We expect that our integration with Customer Relation Management (CRM) systems to collect a unified view of customer behavior with analytics and mobile usage behavior data as well as data from other sources, such as accounting or order processing systems, will become easier to integrate in 2015 as most merchant software will have an open API to work with our client’s data base. This will allow our customers to compile customer data in a way that is more easily measurable and actionable. We believe this ease of use will stimulate increased sales in our ongoing operations.

We further anticipate that our revenues will increase in 2014, especially if we are able to raise funding sought in this prospectus to expand our footprint in the industry.

Operating Expenses

Our operating expenses were $346,836 for the year ended December 31, 2013, as compared with $200,845 for the year ended December 31, 2012. Our operating expenses for the year ended December 31, 2013 mainly consisted of commissions of $54,662, consulting fees of $143,173, professional fees of $20,000, payroll of $19,269 and rent of $39,754 compared to commissions of $38,008, consulting fees of $57,647, professional fees of $0, payroll of $19,339 and rent of $17,109 for the three months ended December 31, 2012.

Other Expenses

We had other expenses of $20,583 for the year ended December 31, 2013 with other expenses of $2,044 for the year ended December 31, 2012. Other expenses for the year ended December 31, 2013 consisted of $11,654 in amortization of debt discount, $2,561 in interest expenses, and $6,368 in factoring expenses.  Other expenses for the year ended December 31, 2012 consisted solely of loss on debt settlement.

Net Loss

We had a net loss of $111,947 for the year ended December 31, 2013, as compared with $25,460 for the year ended December 31, 2012.

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Results of Operation for Three Months Ended June 30, 2014 and 2013

Revenues

For the three months ended June 30, 2014, we earned revenues in the amount of $72,439, as compared with revenues of $76,464 for the three months ended June 30, 2013. The decrease of $4,025 is due to a temporary lull in sales.

Cost of sales

Cost of sales was $18,363 and $19,882 for the three months ended June 30, 2014 and 2013, respectively. The decrease of $1,519 was attributed to the decrease in sales.

Operating Expenses

Our operating expenses were $73,109 for the three months ended June 30, 2014, as compared with $61,243 for the three months ended June 30, 2013.  Our operating expenses for the three months ended June 30, 2014 mainly consisted of commissions of $6,185, consulting fees of $25,300, payroll of $4,022, and rent of $9,083 compared to commissions of $8,284, consulting fees of $26,360, payroll of $5,263 and rent of $8,713 for the three months ended June 30, 2013.

Other Expenses

We had other expenses of $36,588 for the three months ended June 30, 2014 with no other expenses for the same period ended June 30, 2013. Other expenses for the three months ended June 30, 2014 consisted of $28,363 in amortization of debt discount and $8,225 in interest expenses.

Net Loss

We had a net loss of $55,622 for the three months ended June 30, 2014, as compared with net loss of $4,661 for the three months ended June 30, 2013.

Results of Operation for Six Months Ended June 30, 2014 and 2013

Revenues

For the six months ended June 30, 2014, we earned revenues in the amount of $182,307, as compared with revenues of $186,958 for the six months ended June 30, 2013. The decrease of $4,651 was due to a change in our target market. In the previous year, we focused our marketing effort on quick sale restaurants. In the current year we are focused on enterprise and API projects in the health and fitness industries.

Cost of sales

Cost of sales was $50,811 and $25,282 for the six months ended June 30, 2014 and 2013, respectively. The increase of $25,529 was due to additional costs incurred as we switched SMS service providers and expanded into Canada.

Operating Expenses

Our operating expenses were $187,124 for the six months ended June 30, 2014, as compared with $153,364 for the six months ended June 30, 2013.  Our operating expenses for the six months ended June 30, 2014 mainly consisted of commissions of $12,444, consulting fees of $59,800, professional fees of $10,000, payroll of $10,707 and rent of $17,384 compared to commissions of $47,094, consulting fees of $56,735, professional fees of $0, payroll of $10,438 and rent of $13,070 for the six months ended June 30, 2013.

Other Expenses

We had other expenses of $70,837 for the six months ended June 30, 2014 with no other expenses for the same period ended June 30, 2013. Other expenses for the six months ended June 30, 2014 consisted of $51,679 in amortization of debt discount, $16,025 in interest expenses, and $3,133 in factoring expenses.

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We had a net loss of $126,465 for the six months ended June 30, 2014, as compared with net income of $8,312 for the six months ended June 30, 2013.

Liquidity and Capital Resources

As of June 30, 2014, we had total current assets of $17,147. Our total current liabilities as of June 30, 2014 were $256,754. We had a working capital deficit of $239,607 as of June 30, 2014.

Cashflows from Operating Activities

Operating activities used $61,657 in cash the six months ended June 30, 2014. Our net loss of $126,465 was the main component of our negative operating cash flow, offset mainly by amortization of debt discount of $51,679 and stock based compensation of $6,113.

Cashflows from Financing Activities

Cash flows provided by financing activities during the six months ended June 30, 2014 amounted to $69,047 and consisted mostly of proceeds from the sale of convertible promissory notes and shareholder contributions.

Based upon our current financial condition, we do not have sufficient cash to operate our business at the current level for the next twelve months. We anticipate needing approximately $1,000,000 in the next 12 months. We only have $6,627 in cash as of June 30, 2014 and this amount is not sufficient for our needs.

We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Going Concern

As of June 30, 2014, we have an accumulated deficit of $292,594. Our ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and our ability to achieve and maintain profitable operations. While we are expanding our best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations. These conditions raise substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

Off Balance Sheet Arrangements

As of June 30, 2014, there were no off balance sheet arrangements.

Emerging Growth Company Status

We are an "emerging growth company" as defined under the Jumpstart our Business Startups Act ("JOBS Act").  We will remain an "emerging growth company" for up to five years, or until the earliest of:

1	the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion,

2.	the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or

3.	the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

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As an "emerging growth company", we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to:

●	not being required to comply with the auditor attestation requirements of section 404(b) of the Sarbanes-Oxley Act (“Sarbanes Oxley”) (we also will not be subject to the auditor attestation requirements of section 404(b) as long as we are a "smaller reporting company", which includes issuers that had a public float of less than $75 million as of the last business day of their most recently completed second fiscal quarter);

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in section 7(a)(2)(B) of the Securities Act of 1933 (the "Securities Act") for complying with new or revised accounting standards. Under this provision, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to "opt out" of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and positions of our executive officer and director as of the date hereof.

Name	Age	Positions
Wais Asefi	41	President, CEO and Director

Set forth below is a brief description of the background and business experience of our executive officer and director:

Wais Asefi has served as our President, CEO and Director since November 17, 2013.  He served as the Chief Executive Officer and Director of Textmunication, Inc., our subsidiary, since March of 2009 to the present. From August 2008 to March 2009, he was not employed. From January 2002 until July 2008, he was the founder and CEO of Metro General Insurance, an insurance agency focusing on personal lines, life and commercial insurance products.

Mr. Asefi’s background and experience in the mobile marketing business support his service as a director of our company.

Mr. Asefi does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Term of Office

Our directors are elected to hold office until the next annual meeting of the shareholders and until their respective successors have been elected and qualified. Our executive officers are appointed by our board of directors and hold office until removed by our board of directors or until their successors are appointed.

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Family Relationships

There are no family relationships between our executive officers and directors.

Other Significant Employees

Other than our executive officers, we do not currently have any significant employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid or accrued to our named executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K, during our last two completed fiscal years.

SUMMARY COMPENSATION TABLE
Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Wais Asefi1, President CEO &	2013	$60,000	$0	$0	$0	$0	$0	$0	$60,000
Director	2012	$40,000	$0	$0	$0	$0	$0	$0	$40,000
Andre Mailloux2, Former President CEO &	2013	$0	$0	$0	$0	$0	$0	$0	$0
Director	2012	$0	$0	$0	$0	$0	$0	$0	$0
Richard T. Brock3, Former President CEO &	2013	$0	$0	$0	$0	$0	$0	$0	$0
Director	2012	$0	$0	$0	$0	$0	$0	$0	$0

Notes:

1.	Mr. Asefi was appointed as our President, CEO and director on November 17, 2013. Mr. Asefi was paid $40,000 in 2012 and $60,000 in 2013 by our wholly-owned subsidiary, Textmunication, Inc. He signed an employment agreement on December 17, 2013 with Textmunication, Inc. to serve as CEO and Chairman and will receive an annual salary of $100,000 and is eligible for bonuses as determined by the Board, and other benefits, such as paid vacation, retirement benefits and life insurance as established by the company. Under the agreement, he also received an $800 per month allowance for an automobile for personal and professional use. In addition, Mr. Asefi agreed not to compete with our business for 3 years and not to solicit employees or customers of our company for a period of twelve months. The agreement has a term until May 1, 2017 but automatically renews for an additional year unless either party provides a notice of termination 90 days prior to scheduled termination. There are provisions that provide for termination for cause and resignation for good reason. We will be required to pay Mr. Asefi severance as provided under the agreement.
2.	Mr. Mailloux served as our President, CEO and director from September 12, 2013 to November 17, 2013.
3.	Mr. Brock served as our as our President, CEO and director from the beginning of fiscal year 2012 until September 12, 2013.

Outstanding Equity Awards At Fiscal Year End

As at December 31, 2013 we did not have any outstanding equity awards.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of common shares owned beneficially as of March 13, 2014 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) each of our named executive officers; and (iv) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Shares(1)

Directors and Officers
Common Shares	WAIS ASEFI(2) President, CEO and Director 1940 Contra Costa Blvd Pleasant Hill, CA 94523	65,640,207 Direct	94%

	All Officers and Directors as a Group (1 person)	65,640,207	94%
5% Shareholders

Common Shares
	Realty Capital Management(3)	8,449,769	11.3%
	Saint Jude Capital Management Inc.(4)	6,699,768	9.0%

Note:

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As of June 30, 2014, there were 67,082,167 common shares issued and outstanding.
(2)	Represents shares held in his name. Mr. Asefi has pledged 59,400,000 of his personal shares as collateral to secure payment under the Senior Secured Promissory Note we entered into with Reality Capital Management.
(3)	Realty Capital Management is beneficially owned by Julius Csurgo. Realty Capital Management holds 750,000 shares in its name. It is also is the holder of a convertible promissory note with a principal balance of 25,476.34 that is convertible into common shares at $0.00382 per share. The principal and accrued interest may be converted into 6,699,769 shares within the next 60 days. The balance of 1,000,000 shares represents the warrant held by Reality Capital Management, which it may exercise within the next 60 days.
(4)	Saint Jude Capital Management Inc. is beneficially owned by Johnny Figliolini. Saint Jude is the holder of a convertible promissory note with a principal balance of 25,476.33 that is convertible into common shares at $0.00382 per share. The principal and accrued interest may be converted into 6,699,768 shares within the next 60 days.

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Changes in Control

Please see the disclosure below in the Related Transactions section concerning Mr. Asefi’s pledge of 59,400,000 shares under the November 2013 Senior Secured Convertible Promissory Note with Realty Capital Management.  This arrangement may result in a change in control in the future.

RELATED TRANSACTIONS

Except as disclosed below or set forth in “Selling Security Holders” and “Executive Compensation” above, none of the following parties has, during our last two fiscal years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, in which the Company is a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets for the last two completed fiscal years:

(i)	Any of our directors or officers;

(ii)	Any person proposed as a nominee for election as a director;

(iii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding common shares;

(iv)	Any of our promoters; and

(v)	Any relative or spouse of any of the foregoing persons who has the same house as such person.

Share Exchange Agreement

On November 16, 2013, we entered into a Share Exchange Agreement (SEA) with Textmunication, Inc. a California corporation and Wais Asefi (its sole shareholder), whereby we issued 65,640,207 new shares of common stock in exchange for 100% of the issued and outstanding shares of Textmunication, Inc. and simultaneously the major shareholder of the company, Leburn Estates, Inc. retired 1,128,041 post reverse shares (pre-split: 5,640,207) of our common stock to the company’s treasury.

Senior Secured Convertible Promissory Note

In November of 2013, the company issued a Senior Secured Convertible Promissory Note to Realty Capital Management in the principal amount of $50,000.  In order to induce the financing, our officer and director, Wais Asefi, agreed to pledge 59,400,000 of his personal shares as collateral to secure payment under the note.  Other material terms of the note are as follows:

●	Our attorneys will hold the 59,400,000 shares in escrow for the term of the note and the shares will either be returned to Mr. Asefi if full repayment is made on the note along with all interest due or, upon default, be delivered to Realty Capital Management. Mr. Asefi will retain all shareholders rights to these shares while they are in escrow.

●	The note matures on September 1, 2014.

●	The note accrues interest at 20% per annum payable quarterly. The first payment is due 30 days from execution of the note.

●	We agreed to issue 750,000 shares of restricted common stock to Realty Capital Management. These shares will have Piggyback Registration rights and may be sold under Rule 144 six months after issuance assuming we are current in our filings with the Securities and Exchange Commission and Rule 144 applies. In addition, we agreed to give Realty Capital Management 1,000,000 12 month stock purchase warrants exercisable at the price of $0.10 per warrant for one share of company common stock. These warrants, when exercised will have Piggyback Registration rights and may be sold under Rule 144 six months after issuance assuming we are current in our filings with the Securities and Exchange Commission and Rule 144 applies.

●	The note is convertible into common stock at the rate of $0.001 per share or 50 Million shares of our common stock. However, such conversion can only take effect upon Default of the note.

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●	We may prepay the note within 180 days by paying 115% of the principal due plus all accrued interest. From day 181 to 365 the note can be pre-paid by paying 100% of the note plus all accrued interest.

●	In the event of any liquidation, dissolution or winding up, Realty Capital Management will be entitled to receive any unpaid and accrued interest and principal under the note before anyone else.

●	During the life of the note, we will not issue any additional common shares or any type of hybrid shares providing super voting preference over our common stock. In addition, we will not sell, transfer or issue in any respect our preferred stock authorized without first seeking the written permission of Realty Capital Management, which permission shall not unreasonably be withheld.

On May 29, 2014, we issued a convertible promissory note that has a principal balance of $10,000, incurs interest at 12% per annum, matures on December 10, 2015, and is convertible into common shares at $0.10 per share. The note is in favor of Yama Asefi. Yama Asefi is the brother of Wais Asefi, our officer and director. We issued a warrant to purchase 100,000 shares of common stock with an exercise price of $0.125 per share in conjunction with the convertible promissory note. The warrant is exercisable at any time for one year following the execution of the agreement.

DIRECTOR INDEPENDENCE

We intend to apply to have our common shares quoted on the OTC Bulletin Board inter-dealer quotation system, which does not have director independence requirements.  Under NASDAQ Rule 5605(a)(2), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation.   Wais Asefi is not an independent director as a result of his employment as President and CEO.  Accordingly, we do not have any independent members on our Board of Directors.

As a result of our limited operating history and minimal resources, our management believes that it will have difficulty in attracting independent directors.  In addition, we would likely be required to obtain directors and officers insurance coverage in order to attract and retain independent directors.  Our management believes that the costs associated with maintaining such insurance is prohibitive at this time.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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PROSPECTUS

TEXTMUNICATION HOLDINGS, INC.

10,000,000 UNITS

22,349,305 COMMON SHARES

Dealer Prospectus Delivery Obligation

Until October 14, 2014, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS OR A SUPPLEMENT OR MAKE A SALE PURSUANT TO THIS PROSPECTUS OR A SUPPLEMENT, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.